UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )
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Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

TRANSCAT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TRANSCAT, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

When: Wednesday, September 9, 2026 12:00 p.m. Eastern Time	Where: Via webcast at www.virtualshareholdermeeting.com/TRNS2026	Record Date: July 13, 2026

Items of Business	Board Recommendation
➢ Proposal 1: Election of director nominees	For each nominee
➢ Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers	For
➢ Proposal 3: To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 27, 2027	For
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Voting: Holders of Transcat, Inc. common stock at the close of business on the Record Date are entitled to vote. Whether or not you expect to participate in the Annual Meeting, please grant a proxy to vote by one of the following procedures as promptly as possible in order to ensure your representation at the Annual Meeting. If you own your shares through a broker, we encourage you to follow the instructions provided by your broker about how to vote. Unless you provide your broker with voting instructions, your broker may not vote your shares on Proposals 1 and 2.

Prior to the Meeting:
By Internet* www.proxyvote.com	By Smartphone or Tablet Vote your shares by scanning the QR code provided on the Notice of Internet Availability or proxy card (if you request one)	By Telephone* 1-800-690-6903	By Mail Complete, date, sign and return the proxy card mailed to you (if you request one) or voting instruction card (if sent by your nominee)
During the Meeting:
By Internet* www.virtualshareholdermeeting.com/TRNS2026

*
You will need to provide the control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Voting by telephone, internet, smartphone and tablet closes on September 8, 2026 at 11:59 p.m. Eastern Time.

By Order of the Board of Directors

Thomas L. Barbato Senior Vice President of Finance, Chief Financial Officer, Treasurer, and Secretary

Rochester, New York
July 23, 2026
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 9, 2026
Our Proxy Statement and Annual Report to Shareholders are available online at www.proxyvote.com
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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS: This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, estimates, beliefs, assumptions and predictions of future events and are identified by words such as “believes,” “estimates,” “expects,” “seek,” “strategy,” “target,” “could,” “may,” “will,” “would,” “intend,” “designed,” “focus,” and other similar words. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or those expressed in such forward-looking statements. You should evaluate forward-looking statements in light of important risk factors and uncertainties that may affect our operating and financial results and our ability to achieve our financial objectives. These risk factors and uncertainties are more fully described by us under the heading “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made or as indicated. Except as required by law, we undertake no obligation to update or publicly announce any revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise.
NOTE ABOUT OUR WEBSITES AND REPORTS: None of the statements on our websites or reports referenced or discussed in this proxy statement, are deemed to be part of, or incorporated by reference into, this proxy statement. The statements and reports may also change at any time, and we undertake no obligation to update them, except as required by law.
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TRANSCAT, INC.
35 Vantage Point Drive, Rochester, New York 14624
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 9, 2026

PROXY STATEMENT SUMMARY
To assist you in reviewing the proposals to be considered and voted upon at our annual meeting of shareholders (the “Annual Meeting”) to be held on September 9, 2026, we have summarized information contained elsewhere in this proxy statement or in our Annual Report to Shareholders for the fiscal year ended March 28, 2026, which includes our annual report on Form 10-K (the “Annual Report”). This summary does not contain all of the information you should consider about Transcat, Inc. (the “Company,” “we,” “our,” “Transcat”) and the proposals being submitted to shareholders at the Annual Meeting. We encourage you to read the entire proxy statement and Annual Report carefully before voting.
The Annual Meeting

When:	Where:	Record Date:
Wednesday, September 9, 2026 12:00 p.m. Eastern Time	Via webcast at www.virtualshareholdermeeting.com/TRNS2026	July 13, 2026

Meeting Agenda and Voting Matters

Proposal		Board Vote Recommendation	Page Reference
1.	Election of six director nominees	FOR each nominee	8
2.	To approve, on an advisory basis, the compensation of our named executive officers	FOR	13
3.	To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending March 27, 2027	FOR	14

Directors and Director Nominees

Name	Age	Recent Professional Experience	Committees
Craig D. Cairns*	61	President of Howe & Rusling, Inc.	CC**
Dawn G. DePerrior*♦	68	Retired Managing Director in EY’s Healthcare Technology Consulting Practice	CC, NESGC, TC
Oksana S. Dominach*	62	Senior Vice President, Beer Finance of Constellation Brands, Inc.	AC**, CC, EC
Christopher P. Gillette*♦	65	Retired Lean Leader Sales & Marketing of GE Aviation	CC, NESGC, TC
Gary J. Haseley*♦	64	Chairman of Board of the Company; Retired Senior Vice President and General Manager of Kaman Automation, Control & Energy	EC**
Jaime A. Irick	52	President and Chief Executive Officer of the Company	EC
Mbago M. Kaniki*♦	48	Chief Executive Officer of Adansonia Management LLC	NESGC**, AC, EC

Name	Age	Recent Professional Experience	Committees
Cynthia M. Langston*♦	65	Senior Vice President and Chief Information Officer at Excellus BlueCross BlueShield	TC**, AC
Robert L. Mecca*♦	55	Senior Vice President of Finance at Gilead Sciences	AC

♦	— Director Nominee	AC	— Audit Committee	EC	— Executive Committee
*	— Independent	CC	— Compensation Committee	TC	— Technology Committee
**	— Chair	NESGC	— Nominating, Environmental, Social and Governance Committee

Our Business
We are a leading provider of accredited calibration, reliability, maintenance optimization, quality and compliance, validation, Computerized Maintenance Management System (CMMS), and pipette services. We are focused on providing best-in-class services and products to highly regulated industries, particularly the life sciences industry, which includes pharmaceutical, biotechnology, medical device, and other FDA-regulated businesses, as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, and in-house services at its Calibration Service Centers strategically located across the United States and internationally. In addition, we operate calibration labs in imbedded customer-site locations. The breadth and depth of measurement parameters addressed by our ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry. We also operate as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. We conduct our business through two operating segments: service (“Service”) and distribution (“Distribution”). We believe our combined Service and Distribution segment offerings, experience, technical expertise, and integrity create a unique and compelling value proposition for our customers.
Company and Governance Highlights
Operating Priorities. During our fiscal year ended March 28, 2026 (“fiscal 2026”) we delivered double-digit revenue growth across both segments and improvement in service organic revenue growth. During fiscal 2026, we completed the largest acquisition in our history: Essco Calibration Laboratory, LLC (“Essco”), a privately-held calibration services company located in the Boston Metro area that is ISO 17025 certified. After the end of fiscal 2026, we completed the acquisition of SCM Metrology and Laboratories S.A., a privately-held calibration services provider based in Costa Rica. These acquisitions have expanded our geographic reach, continued to expand our addressable markets, and widened the breadth of our service offerings. We believe our acquisition strategy continues to be a differentiator for us.
Board of Directors. All members of our Board of Directors (the “Board”), except for our President and Chief Executive Officer (“CEO”), Jaime Irick, are considered independent directors. Our Board is composed of talented directors with diverse skill sets. We believe ongoing evaluation and board refreshment are critical for us to execute our long-term strategy and maximize shareholder value. At our 2024 Annual Meeting, we sought and received shareholder approval to declassify the Board with 99% of the votes cast approving that proposal. Now, each director nominee elected at an annual meeting will be elected for a one-year term until their respective successors have been duly elected and qualified. As a result, by the annual meeting of shareholders held in 2028, our Board will no longer be classified.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS
Why am I receiving these proxy materials?
The Board is providing these proxy materials in connection with the solicitation by the Board of proxies for use at the Annual Meeting, or at any adjournment of the meeting, for the purposes set forth in this proxy statement. The proxy materials are being made available to you on the internet, or by printed versions if requested and delivered to you by mail.
The Annual Meeting will be held virtually by means of a live webcast. You will be able to attend the Annual Meeting, vote your shares and submit questions during the meeting via the internet by visiting www.virtualshareholdermeeting.com/TRNS2026. There will not be a physical meeting location, and you will not be able to attend in person. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. See “How do I vote?” below.
What is included in these proxy materials?
These proxy materials include:
•	Our Annual Report for fiscal 2026; and
•	Notice of 2026 Annual Meeting and Proxy Statement.
If you request and receive printed versions of the proxy materials by mail, these proxy materials also include a proxy card.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
We are following the “e-proxy” rules of the Securities and Exchange Commission (the “SEC”) that allow public companies to furnish proxy materials to shareholders over the internet. These rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and to provide online access to the proxy materials. Accordingly, we mailed the Notice of Internet Availability to our shareholders of record on or about July 23, 2026.
The Notice of Internet Availability provides instructions on how to:
•	View our proxy materials for the Annual Meeting on the internet and vote; and
•	Request a printed copy of the proxy materials.
In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.
Where can I view the proxy materials on the internet?
You may view the proxy materials and Annual Report at www.virtualshareholdermeeting.com/TRNS2026. Our annual report on Form 10-K for fiscal 2026, as filed with the SEC, is included in the Annual Report and includes our audited consolidated financial statements, along with other information about us, which we encourage you to read.
How can I receive a printed copy of the proxy materials, including the Annual Report?
Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:
•	Telephone: call toll-free at 1-800-579-1639;
•	Internet at www.proxyvote.com; or
•
Email at sendmaterial@proxyvote.com with your control number (the number located in the shaded bar on the reverse side of the Notice of Internet Availability) in the subject line. In the message, include your full name and address, and state that you want to receive a paper copy of current and/or future proxy materials.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, bank or nominee.
Who can vote at the Annual Meeting?
Each holder of shares of our common stock at the close of business on July 13, 2026, the record date (the “Record Date”) for the Annual Meeting, is entitled to notice of and to vote at the Annual Meeting. We have one class of shares outstanding, designated common stock, $0.50 par value per share. As of the Record Date, there were 9,359,810 shares of our common stock issued and outstanding.
What is the quorum requirement?
A quorum is required for shareholders to conduct business at the Annual Meeting. According to our Code of Regulations, as amended (the “Code of Regulations”), the holders of a majority of the issued and outstanding shares of our common stock present in person or by proxy at the meeting will constitute a quorum.
How many votes are needed to approve each proposal and what are the recommendations of the Board?
The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum, in person or by proxy, at the Annual Meeting.

Proposal	Description	Vote Required	Board Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
One	Election of six director nominees	Plurality of the votes duly cast at the Annual Meeting(1)	For each nominee	None	None
Two	To approve, on an advisory basis, the compensation of our named executive officers	Majority of the votes duly cast at the Annual Meeting(2)	For	None	None
Three	To ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending March 27, 2027	Majority of the votes duly cast at the Annual Meeting(3)	For	None	Not applicable since this proposal is a routine matter on which brokers may vote

(1)	Under our “plurality” voting standard, votes to “withhold” a vote will have no effect on the outcome of the vote, because nominees who receive the highest number of “for” votes will be elected.
(2)
The results of the advisory vote to approve the compensation of our named executive officers is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by our shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

(3)
We are presenting the selection of Deloitte as our independent registered public accounting firm to our shareholders for ratification. The Audit Committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent fiscal years.

Can I attend the Annual Meeting in person?
No. We will be hosting the Annual Meeting only by means of a live webcast. There will not be a physical meeting location, and you will not be able to attend the meeting in person. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting. You will be able to listen to the Annual Meeting, submit questions and vote by going to www.virtualshareholdermeeting.com/TRNS2026. If you wish to listen to the Annual Meeting, but do not wish to submit questions or vote during the Annual Meeting, you may log in as a guest at www.virtualshareholdermeeting.com/TRNS2026.
The Annual Meeting webcast will start at 12:00 p.m., Eastern Time, on Wednesday, September 9, 2026. We encourage you to access the meeting website prior to the start time to allow time for check-in. If you encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.

As always, we encourage you to vote your shares prior to the Annual Meeting.
Do I need to register to attend the Annual Meeting?
You do not need to register to attend the Annual Meeting webcast. Follow the instructions on your Notice of Internet Availability or proxy card (if you requested and received a printed copy of the proxy materials) to access the Annual Meeting.
How do I ask questions at the Annual Meeting?
If you wish to submit a question the day of the Annual Meeting you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/TRNS2026, type your question into the “Ask a Question” field and click “Submit.”
Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to Annual Meeting matters and therefore will not be answered.
How do I vote?
Shareholder of Record: Shares Registered in Your Name. If on the Record Date, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. If you are a shareholder of record, there are five ways to vote:
•	By internet at www.proxyvote.com.
•	By using your smartphone or tablet and scanning the QR code provided on the Notice of Internet Availability or proxy card if you received one.
•	By touch tone telephone: call toll-free at 1-800-690-6903.
•	By completing and mailing your proxy card (if you requested and received a printed copy of the proxy materials).
•
At the Annual Meeting: instructions on how to vote during the Annual Meeting webcast are posted at www.virtualshareholdermeeting.com/TRNS2026. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote to ensure your vote is counted. You may still attend the meeting and vote your shares if you have already voted by proxy. Only the latest vote you submit will be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If, on the Record Date your shares of our common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by that organization along with a voting instruction card. As a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or nominee (“broker”). Your broker has enclosed or otherwise provided a voting instruction card for you to use in directing the broker how to vote your shares. Check the voting instruction card used by that organization to see if it offers internet or telephone voting.
Instead of directing your broker how to vote your shares, you may elect to attend the Annual Meeting and vote your shares during the meeting. To do so, contact your broker at least five days before the Annual Meeting to obtain a control number or legal proxy to vote your shares during the meeting. If you have any questions about your control number or how to obtain one, please contact your broker. Instructions on how to vote during the Annual Meeting webcast are posted at www.virtualshareholdermeeting.com/TRNS2026. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.
How many votes do I have?
Each shareholder is entitled to one vote for each share of common stock held as of the Record Date. You may either vote “FOR” or “WITHHOLD” authority to vote for our nominees for the Board in Proposal One. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two (advisory vote to approve the compensation of our named executive officers) and Proposal Three (to ratify the selection of our independent registered public accounting firm).

What happens if I do not give specific voting instructions?
Shareholder of Record. If you are a shareholder of record and you (i) indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) sign and return a proxy card without giving specific voting instructions, then the named proxies will vote your shares in the manner recommended by the Board (i.e., FOR each of the director nominees named in Proposal One, and FOR Proposals Two and Three) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or at any adjournment or postponement of the meeting.
Beneficial Owner. If you do not provide your broker with specific voting instructions, or if you do not vote the shares at the Annual Meeting, your shares will not be voted or counted with respect to Proposals One and Two which are non-routine proposals. Your broker has discretionary authority to vote your uninstructed shares with respect to Proposal Three, which is a routine proposal.
What effect do abstentions have?
An abstention represents a shareholder’s affirmative choice to decline to vote on a proposal, other than the election of directors. Shares that abstain from voting on a proposal are counted for the purpose of determining the presence of a quorum but are not considered votes “duly cast” for a proposal. Thus, abstentions will have no effect on the outcome of the vote on the proposals requiring the approval of a plurality or a majority of votes duly cast (Proposals One, Two and Three), because abstentions are not counted as votes duly cast.
What happens if I do not cast a vote and what are broker non-votes?
If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
If you hold your shares in street name and do not provide voting instructions to your broker, your broker may still be able to vote your shares with respect to certain “discretionary” (or routine) items but will not be allowed to vote your shares with respect to certain “non-discretionary” (or non-routine) items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.” Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum. A broker will have discretionary authority to vote on Proposal Three relating to the ratification of the selection of our independent registered public accounting firm but will not have discretionary authority to vote on any other matter. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal Three (the ratification of the selection of the independent registered public accounting firm), but not with respect to Proposal One (the election of directors) and Proposal Two (advisory vote to approve the compensation of our named executive officers). Broker non-votes will have no effect on the outcome of Proposals One and Two. We encourage you to provide instructions to your broker to vote your shares on Proposals One and Two.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting.
If you are a shareholder of record, you may change your vote or revoke your proxy in any one of the following ways:
•	You may submit a later-dated vote by internet or telephone (only your latest internet or telephone vote will be counted);
•	You may submit another timely, properly completed, later-dated proxy card;
•
You may send a timely written notice that you are revoking your proxy to our Corporate Secretary, 35 Vantage Point Drive, Rochester, New York 14624, which must be received no later than September 8, 2026; or

•
You may attend the Annual Meeting webcast and vote during the meeting. Attending the meeting without voting during the meeting will not, by itself, revoke a previously submitted proxy unless you specifically request your prior proxy be revoked.

If you hold your shares in street name, please contact your broker or other organization regarding how to revoke your instructions and change your vote. You may change your vote by submitting a later-dated vote on the internet or by telephone, if offered, or by participating in the Annual Meeting webcast and by submitting a later vote during the meeting.

Who is paying for the solicitation of the proxies?
The Board is soliciting proxies for use at the Annual Meeting, and we will bear the cost of the proxy solicitation. In addition to the posting or mailing of the proxy materials, our directors, officers and employees may solicit proxies personally, by telephone, by email or by other means of communication. We will not compensate any of these persons for soliciting proxies on our behalf. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.
How can I find out the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.
How can I obtain a copy of the annual report on Form 10-K?
You can obtain upon request, free of charge, a copy of our annual report on Form 10-K for fiscal 2026 (the “Form 10-K”) by:
•	accessing our website, Transcat.com, and going to “SEC Filings” under “Investors”;
•	writing to us at: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary; or
•	telephoning us at (585) 352-7777.
You can also obtain a copy of our Form 10-K and all other reports and information that we file with, or furnish to, the SEC from the SEC’s EDGAR database at www.sec.gov. Information included on our website is not part of this proxy statement.

PROPOSAL ONE:
ELECTION OF DIRECTORS
We are currently in the process of declassifying our Board. Under our Code of Regulations, we are in a transition period in which directors elected before 2025 are serving staggered three-year terms. Directors elected in 2025 and later are elected for a one-year term and until their respective successors have been duly elected and qualified. As a result, only a portion of our Board will be elected each year prior to the annual meeting of shareholders held in 2028, when our Board will no longer be classified. The term of six of our directors will expire at this year’s Annual Meeting. Each director nominee elected at this Annual Meeting will be elected for a one-year term and until their respective successors have been duly elected and qualified.
Based on the recommendation of the Nominating, Environmental, Social and Governance Committee (the “NESG Committee”), we have nominated Dawn G. DePerrior, Christopher P. Gillette, Gary J. Haseley, Mbago M. Kaniki, Cynthia M. Langston and Robert L. Mecca, each to serve for a one-year term expiring in 2027 or until his or her successor is duly elected and qualified. Unless authority to vote for one of the nominees is specifically withheld, proxies will be voted FOR the election of Mses. DePerrior and Langston and Messrs. Gillette, Haseley, Kaniki and Mecca.
The Board recommends that you vote FOR the election of each of Mses. DePerrior and Langston and Messrs. Gillette, Haseley, Kaniki and Mecca.
We do not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, determine, provided that proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Board Skills Matrix
We believe that our directors and our director nominees possess the requisite experience and skills necessary to carry out their duties and to serve our best interests and those of our shareholders. The matrix below outlines the experience and skills of our directors. We have also provided a discussion in a separate paragraph immediately below the biographical information of each nominee and director whose term extends past the Annual Meeting.

	Cairns	DePerrior	Dominach	Gillette	Haseley	Irick	Kaniki	Langston	Mecca	TOTAL
Accounting and Internal Controls		✓	✓		✓	✓	✓		✓	6
Corporate Finance and Economics	✓		✓		✓	✓	✓		✓	6
Cybersecurity		✓	✓			✓		✓		4
ESG		✓				✓	✓			3
Human Resources/Compensation	✓		✓		✓	✓				4
Industry Experience				✓	✓				✓	3
International Operations Management		✓	✓	✓		✓			✓	5
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	9
Marketing	✓		✓	✓	✓	✓				5
Mergers & Acquisitions		✓	✓		✓	✓	✓		✓	6
Operations		✓	✓	✓	✓	✓		✓	✓	7
Other Public Company Experience		✓	✓		✓	✓			✓	5
Risk Management		✓	✓		✓	✓	✓		✓	6
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	9
Technology		✓	✓	✓		✓		✓		5

Nominees Proposed for Election as Directors

Dawn G. DePerrior
Age: 68 Director since: 2023	Board Committees: Compensation NESG Technology
Ms. DePerrior retired as a managing director in Ernst & Young’s (EY’s) healthcare technology consulting practice in June 2022. A digital leader during her 40-year career, Ms. DePerrior has command of all aspects of Information Technology (IT) including strategy, business transformation, cyber security, digitization, data, analytics, innovation, mergers and acquisition integration, and finance. Her business technology career is uniquely defined by its breadth and depth of experience, including as a consultant and internal senior leader in manufacturing, distribution, consumer product goods, healthcare, and finance, enabling her to bring creative ideas, think “out of the box”, and inspire large teams to solve strategic business problems. Prior to EY, Ms. DePerrior led business information technology transformation teams at Constellation Brands and the University of Rochester Medical Center. Ms. DePerrior was previously the board chair for the Villa of Hope, a Rochester based family services organization, and currently serves on the nominating committee. She is also a member of the board of directors for North Coast Holdings and the board of directors for Highland Hospital in Rochester, New York. Ms. DePerrior also served as a member of the board of directors of Evans Bancorp Inc. (formerly NYSE: EVBN) from May 2023 until its merger into NBT Bancorp Inc., in May 2025.

Experience and Qualifications
Ms. DePerrior’s experience in leading business technology strategy and subsequent execution of complex business transformation programs powered by innovative technology uniquely positions her to support Transcat’s strategic plan and growth. Her broad and deep leadership experience in business technology strategy, cyber, risk, data and analytics adds value as we continue the advancement of our technology strategy.

Christopher P. Gillette
Age: 65 Director since: 2023	Board Committees: Compensation NESG Technology
Mr. Gillette retired as Lean Leader Sales & Marketing of GE Aerospace, a world-leading provider of jet and turboprop engines, components and integrated systems for commercial, military, business and general aviation aircraft, in October 2025 after serving in that role since January 2022. He served as VP Commercial Excellence at GE Digital, a software and Industrial Internet of Things service provider, from July 2020 to January 2022. From April 2015 to July 2020, Mr. Gillette held various senior positions at Philips, a focused leader in health technology.

Experience and Qualifications
Mr. Gillette brings to the Board extensive leadership and calibration industry experience, and considerable experience with client relations, sales and marketing. This experience, along with his strategic planning and market development experience, provide the Board with valuable knowledge as we continue to implement our growth strategy.

Gary J. Haseley
Age: 64 Director since: 2015	Board Committee: Executive (Chair)
Mr. Haseley has served as the Chairman of our Board since September 2020. He served as the Senior Vice President and General Manager of Kaman Automation, Control & Energy, a division of Kaman Corporation (NYSE: KAMN), a manufacturer in the aerospace industry and the third largest distributor in the power transmission/motion control market, until his retirement in November 2016. Prior to joining Kaman, from January 2001 to August 2012, Mr. Haseley served as President and Chief Executive Officer of Zeller Corporation, a distributor of electrical and automation components and solutions, which Kaman acquired in 2012. From 1995 until 2001, Mr. Haseley served as Zeller’s Vice President of Sales. Prior to joining Zeller, Mr. Haseley held various engineering and sales positions. From May 2018 until December 2019, Mr. Haseley served on the board of directors of Jerash Holdings (US), Inc. (Nasdaq: JRSH). Mr. Haseley has also served on the board of directors of several other for-profit and not-for-profit entities.

Experience and Qualifications
Mr. Haseley brings extensive knowledge in the distribution and services markets to our Board. His role as Chief Executive Officer of Zeller Corporation and subsequent operational and sales roles at Kaman provide the Board with valuable insights into the leveraging of two market segments similar in synergies to our industry segments.

Mbago M. Kaniki
Age: 48 Director since: 2021	Board Committees: NESG (Chair) Audit Executive
Mr. Kaniki has served as Chief Executive Officer of Adansonia Management LLC, an investment firm, since March 2013. He was Chief Executive Officer of Alva Charge LLC, an electric vehicle charging company, from May 2016 to April 2021. Mr. Kaniki worked for other investment firms from 2001 to 2013. He has served on the board of directors of for-profit and not-for-profit entities.

Experience and Qualifications
Mr. Kaniki has had valuable experience with numerous complex transactions, including debt and equity financings, and mergers and acquisitions. His extensive leadership experience and expertise in driving business growth and transformation through effective strategic planning and execution are valuable to the Board as the Company continues to implement its growth strategy.

Cynthia M. Langston
Age: 65 Director Since: 2022	Board Committees: Audit Technology (Chair)
Ms. Langston joined Excellus BlueCross BlueShield in 2014 and has served as its Senior Vice President and Chief Information Officer since July 2021, having previously served in advancing positions including most recently as Senior Vice President, Chief Analytics and Data Officer from July 2017 to July 2021 and Vice President, Enterprise Project Delivery Organization from 2014 to July 2017. Ms. Langston is also Chair of the board of directors of the YWCA of Rochester & Monroe County.

Experience and Qualifications
Ms. Langston brings to the Board extensive experience in enterprise strategy, information technology, cybersecurity and analytics across several major industries, as well as globally. Her qualifications for election to the Board include her extensive operational, technology and risk management expertise. Ms. Langston also brings deep management and leadership experience to the Board, having held several senior leadership positions during her career.

Robert L. Mecca
Age: 55 Director Since: 2024	Board Committee: Audit
Mr. Mecca is the Senior Vice President of Finance at Gilead Sciences, Inc. (Nasdaq: GILD), a leader in the life sciences industry. Mr. Mecca brings more than two decades of US and international life science industry experience in both biotech and large pharma. From July 2021 to July 2023, Mr. Mecca served as Senior Vice President of Finance at BeiGene USA (BeiGene), an oncology biotechnology company. Prior to his time at BeiGene, Mr. Mecca was Senior Vice President of Commercialization Finance at Bristol Myers Squibb, a global pharmaceutical company, where he held a series of expanding financial executive leadership positions with responsibilities for global manufacturing, international commercialization, R&D and business development. Mr. Mecca started his career as a technology & risk management consultant at Arthur Andersen LLP, an accounting firm. Mr. Mecca earned a master of business administration with a concentration in finance from The Wharton School of the University of Pennsylvania and a bachelor of administration in accounting from Loyola University in Maryland. Mr. Mecca served on the board of directors of the Emmanuel Cancer Foundation from June 2018 through December 2024.

Experience and Qualifications
Mr. Mecca brings to the board more than 25 years of financial experience in the life sciences industry with expertise in financial management, strategy development, business expansion and M&A. His extensive experience leading organizations through stages of growth and transformation are valuable to the board as we optimize our operations and continue our growth.

Directors Whose Terms Do Not Expire at the 2026 Annual Meeting

Craig D. Cairns
Age: 61 Director since: 2021 Term expires: 2027	Board Committee: Compensation (Chair)
Mr. Cairns has served as the President since May 2003 and is the majority owner of Howe & Rusling, Inc., a wealth management services company. Mr. Cairns has more than 25 years of investment experience. Mr. Cairns currently serves as the Vice Chairman of the board of trustees of McQuaid Jesuit High School and is also the Chair of the Investment Committee for the Veterans’ Outreach Center.

Experience and Qualifications
Mr. Cairns brings to the Board extensive leadership experience and considerable experience with client relations, capital allocation, sales and marketing. His experience with strategic planning and execution provides us with valuable knowledge as we continue to implement our growth strategy.

Oksana S. Dominach
Age: 62 Director since: 2019 Term expires: 2027	Board Committees: Audit (Chair) Compensation Executive
Ms. Dominach is Senior Vice President, Beer Finance of Constellation Brands, Inc. (NYSE: STZ), a leading international producer and marketer of beer, wine and spirits. She was elected Vice President in 2004 and promoted to the Senior Vice President role in February 2016, and elected Assistant Treasurer in 2004 and promoted to Treasurer in June 2015. Previously, she served as Finance Director from 2003 to 2004. Ms. Dominach currently serves as treasurer and director of the not-for-profit Board of Constellation – Marvin Sands Performing Arts Center; a director of the Directors Advisory Council of the Rochester Division of Manufacturers and Traders Trust Company; a director of various Constellation subsidiaries; and a director of North Coast Holdings, Inc., and Lewis Tree Service, Inc.

Experience and Qualifications
Ms. Dominach brings to the Board more than 35 years of experience and expertise in financial strategy and risk management, as well as over ten years of experience participating on public and not-for-profit boards. Her capital structure management, risk management and corporate compliance expertise provide us with valuable insight and acumen as we continue to advance our growth strategy.

Jaime A. Irick
Age: 52 Director since: 2026 Term expires: 2027	Board Committee: Executive
Mr. Irick was appointed as our President and Chief Executive Officer in March 2026. Prior to joining the Company, he served as the Chief Executive Officer of The Pittsburgh Paints Company, a multi-billion dollar paints, stains and building products company serving homeowners and professionals, from December 2024 to February 2025. Mr. Irick served as Senior Vice President, Architectural Coatings, U.S. and Canada, and Traffic Solutions of PPG Industries, Inc., a global manufacturer and distributor of paints, coatings and specialty products, where he led a team of 7,000 employees to deliver innovative products and services for their customers, from May 2022 to December 2024 after having served as Vice President, Architectural Coatings, U.S. and Canada, from May 2019 to May 2022. Prior to his service at PPG, Mr. Irick was Vice President and President, Life Fitness, for Brunswick Corporation from January 2017 to December 2018. From 2003 to 2016, he held roles with increasing levels of responsibility in General Electric Company, including as a GE Company Officer. Before his business career, Mr. Irick served as a Field Artillery Officer in the U.S. Army for five years. Mr. Irick currently serves as a member of the board of directors of Illinois Tool Works Inc. (NYSE: ITW), a Fortune 300 industrial manufacturer.

Experience and Qualifications
Mr. Irick is an accomplished business-to-business executive known for leading large-scale industrial and technology enterprises, with a reputation for driving profitable growth through digital and business model optimizations, operational excellence and authentic leadership. This background as a business leader, along with his experience as a public company director, make him a compelling addition to our Board.

PROPOSAL TWO:
TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires us to provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers (referred to as a “say-on-pay” vote). At our 2025 annual meeting of shareholders, we recommended and our shareholders approved that we hold this non-binding, advisory vote on executive compensation on an annual basis. The Board adopted this preference, and we are providing our shareholders with a say-on-pay vote this year. The next required vote on the frequency of the say-on-pay vote will occur at our annual meeting in 2031.
The primary goal of our compensation program is to align the interests of our named executive officers with those of our shareholders to achieve long-term growth. Our compensation philosophy is further described in the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Shareholders are encouraged to read the CD&A which also discusses how our compensation programs implement our compensation philosophy and describes in detail our named executive officer compensation programs. The Compensation Committee and the Board believe the policies and procedures described in the CD&A are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our named executive officers in fiscal 2026 reflects and supports these compensation policies and procedures.
We are asking our shareholders to indicate their support and approval for our named executive officer compensation as described in the CD&A. We believe that our compensation programs for our named executive officers are designed to create value for our shareholders over the long term and appropriately align pay with performance.
For the reasons summarized above and as discussed in more detail in the CD&A section of this proxy statement, the Board is asking our shareholders to vote for the following advisory resolution:
RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers for fiscal 2026, as discussed and disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement.
The say-on-pay vote is advisory and therefore it is not binding on our Compensation Committee or the Board. Nevertheless, the Board and our Compensation Committee value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our named executive officers.
The Board recommends that you vote FOR the proposal to approve, on an advisory basis, the compensation of our named executive officers.

PROPOSAL THREE:
RATIFICATION OF SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending March 27, 2027 (“fiscal 2027”). This selection is being presented to our shareholders for ratification at the Annual Meeting. The Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.
We have been advised by Deloitte that a representative will be present at the Annual Meeting and will be available to respond to appropriate questions. We intend to give such representative an opportunity to make a statement if they should so desire.
Recent Change in Auditor
As previously disclosed in the Form 8-K filed with the SEC on February 12, 2025, on February 6, 2025, we notified Freed Maxick, P.C. (“Freed Maxick”), our independent registered public accounting firm for our fiscal year ended March 29, 2025 (“fiscal 2025”) of its dismissal as our independent registered public accounting firm effective as of the date Freed Maxick completed its audit of our consolidated financial statements for fiscal 2025. The decision to change our independent registered public accounting firm was approved by the Audit Committee. On May 27, 2025, Freed Maxick completed its audit of our consolidated financial statements as of and for fiscal 2025. Accordingly, the dismissal was effective May 27, 2025.
During our fiscal years ended March 29, 2025 and March 30, 2024, and the subsequent interim period through the date of this proxy statement, there were no: (1) “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Freed Maxick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Freed Maxick’s satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement; or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).
The audit reports of Freed Maxick on our consolidated financial statements as of and for the fiscal year ended March 29, 2025 and March 30, 2024, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of Freed Maxick on the effectiveness of our internal control over financial reporting as of March 29, 2025 and March 30, 2024, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
We provided Freed Maxick with a copy of the foregoing disclosure in connection with the Company’s Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 12, 2025 and June 2, 2025, respectively, and requested that Freed Maxick furnish letters addressed to the SEC stating whether Freed Maxick agrees with the above statements. A copy of the letters dated February 12, 2025 and June 2, 2025 from Freed Maxick were filed as Exhibit 16.1 to the Company’s Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 12, 2025 and June 2, 2025, respectively.
As previously disclosed with the SEC on a Current Report on Form 8-K filed with the SEC on February 12, 2025, we engaged Deloitte as our independent registered public accounting firm for fiscal 2026, beginning with the review of our consolidated financial statements for the quarter ended June 28, 2025.
During the fiscal years ended March 29, 2025 and March 30, 2024, and the subsequent interim period through the date of this proxy statement, neither we nor anyone acting on our behalf consulted Deloitte with respect to either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us or oral advice was provided that Deloitte concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
The Board recommends that you vote FOR the proposal to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending March 27, 2027.

Fees for Professional Services
The following table shows fees for professional services provided by Deloitte during fiscal 2026 and Freed Maxick during fiscal 2025:

	Fiscal 2025	Fiscal 2026
Audit Fees	$563,725	$886,560
Audit-Related Fees	158,658	185,000
Tax Fees	—	—
All Other Fees	—	—
Total	$722,383	$1,071,560

Audit fees during fiscal 2026 and fiscal 2025 were for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, for the audit of internal control over financial reporting and services typically provided by the accountant in connection with our regulatory filings. Audit-related fees for fiscal 2026 and fiscal 2025 included fees for work related to due diligence performed in the fiscal year.
Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm
In accordance with applicable laws, rules and regulations, the Audit Committee charter requires that the Audit Committee have the sole authority to review in advance and pre-approve all audit and non-audit fees and services provided to us by our independent registered public accounting firm. Accordingly, all audit services for which our independent registered public accounting firm was engaged are pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approval of audit and permitted non-audit services. The decision of any member to whom authority is delegated is required to be presented to the full Audit Committee at its next scheduled meeting.
Independence Analysis by the Audit Committee
The Audit Committee considered whether the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm and determined that the provision of these services was compatible with the firm’s independence.

REPORT OF THE AUDIT COMMITTEE(1)
The Audit Committee of the Board is currently comprised of four members of the Board, each of whom the Board has determined is independent under the independence standards of the Nasdaq Stock Market and applicable SEC rules. The Audit Committee assists the Board in overseeing the Company’s accounting and financial reporting processes, financial statement audits and internal controls. The specific duties and responsibilities of the Audit Committee are set forth in the Audit Committee charter, which is available on our website, Transcat.com, under the heading “Investors” and the subheading “Corporate Governance.”
The Audit Committee has:
•	reviewed and discussed the Company’s audited consolidated financial statements for fiscal 2026 with management and Deloitte;
•	discussed with Deloitte the matters required to be discussed under auditing standards established from time to time by the Public Company Accounting Oversight Board and by SEC rules;
•
received and discussed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	discussed with Deloitte its independence.
Based on these reviews and discussions with management and Deloitte and the report of Deloitte, and subject to the limitations on the committee’s role and responsibilities contained in the Audit Committee charter, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2026 be included in the Company’s annual report on Form 10-K for fiscal 2026 for filing with the SEC.
The Audit Committee selects the Company’s independent registered public accounting firm annually and has submitted such selection for the fiscal year ending March 27, 2027 for ratification by shareholders at the Annual Meeting.

Audit Committee:

Oksana S. Dominach, Chair
Mbago M. Kaniki
Cynthia M. Langston
Robert L. Mecca

(1)
The material in this report is not deemed to be “soliciting material,” or to be “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

CORPORATE GOVERNANCE
Board Meetings
The Board held 13 meetings during fiscal 2026. Each director then in office attended at least 75% of the total number of Board meetings and meetings of Board committees on which he or she served.
Director Independence
The Board has determined that each of Mses. DePerrior, Dominach and Langston and Messrs. Cairns, Gillette, Haseley, Kaniki, and Mecca are independent under the independence standards of the Nasdaq Stock Market. Each member of our Audit Committee, Compensation Committee and NESG Committee is “independent” as defined in the currently applicable Nasdaq Stock Market listing standards, and each member of our Audit Committee and Compensation Committee also meets the heightened standards of “independence” under the Nasdaq Stock Market listing standards for Audit Committee and Compensation Committee members, as applicable.
Executive Sessions
During fiscal 2026, our independent directors met in regularly scheduled executive sessions without management present, as required by the listing standards of the Nasdaq Stock Market. The Chairman of the Board presided over the executive sessions of the independent directors.
Board Leadership Structure
The Board separates the roles of Chief Executive Officer and Chairman of the Board based on the Board’s belief that corporate governance of the Company is most effective when these positions are not held by the same person. The Board recognizes the differences between the two roles and believes that separating them allows each person to focus on his individual responsibilities. Under this leadership structure, our CEO can focus attention on day-to-day company operations and performance, and can establish and implement long-term strategic plans, while our Chairman can focus attention on Board responsibilities. Additionally, the Board recognizes its obligations to confer in executive session with its independent directors.
Presently, the Board believes it is appropriate to keep the roles of CEO and Chairman of the Board separate. The Board may, however, change the leadership structure if it believes that a change would better serve the Company and its shareholders.
Under our Corporate Governance Guidelines, if the same person serves as Chairman of the Board and CEO, a majority of our non-employee directors will select an independent director to serve as a Lead Independent Director under a Lead Independent Director Charter. If required, the Lead Independent Director would be responsible for conducting regularly scheduled executive sessions of the non-management or independent directors and such other responsibilities as set forth in the Lead Independent Director Charter or as the independent directors may assign.
Retirement Policy and Mandatory Resignation
The mandatory retirement age for Board members is age 75. However, the Board has reserved the right to extend the mandatory retirement age if it will better serve the interests of our shareholders and the Company. If a director will turn 75 during an elected term, the NESG Committee will not recommend that director for re-election unless the committee believes it is in the best interest of the Company for that director to continue to serve on the Board for another term.
As part of our Corporate Governance Guidelines, we have a mandatory resignation policy for directors in the event civil or criminal charges are brought against the director or if a director becomes infirmed.
Service on Other Public Company Boards
As part of our Corporate Governance Guidelines, our directors should not serve on more than three other public company boards of directors in addition to our Board and our CEO should not serve on more than one other public company board of directors unless approved by the NESG Committee.

Board Committees
The Board has standing Audit, Compensation, Executive, NESG, and Technology Committees. The table below shows the number of meetings held during fiscal 2026 and the names of the directors currently serving on each committee.

Director	Audit	Compensation	Executive	NESG	Technology
Cairns
DePerrior
Dominach
Gillette
Haseley
Irick
Kaniki
Langston
Mecca
Meetings held during fiscal 2026	4	9	4	6	4

Chair	Member

Each committee acts pursuant to a written charter adopted by the Board. The current charter for each committee is available on our website, Transcat.com, under the heading “Investors” and the subheading “Corporate Governance.”
Audit Committee
The Board has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee and is independent under applicable Nasdaq Stock Market and SEC rules. The Board has designated each of Ms. Dominach and Mr. Mecca as an “audit committee financial expert” in accordance with applicable SEC rules based on their professional experience as described under “Proposal One: Election of Directors.”
The Audit Committee serves as an independent and objective party to monitor our financial reporting process and internal control system; retains, pre-approves audit and permitted non-audit services to be performed by, and directly consults with, our independent registered public accounting firm; reviews and appraises the services of our independent registered public accounting firm; provides an open avenue of communication among our independent registered public accounting firm, financial and senior management, and the Board; and assists the Board in risk oversight of the Company. Our Audit Committee charter more specifically sets forth the duties and responsibilities of the Audit Committee.
The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is also responsible for preparing the Audit Committee’s report that SEC rules require be included in this proxy statement and for performing such other tasks that are consistent with its charter. The Audit Committee’s report relating to fiscal 2026 appears under the heading “Report of the Audit Committee.”

Compensation Committee
The Compensation Committee is responsible for establishing and implementing compensation programs for our executive officers and directors that further the intent and purpose of our fundamental compensation philosophy and objectives and for performing such other tasks that are consistent with its charter.
For more information on executive compensation and director compensation and the role of the Compensation Committee, see the “Compensation Discussion and Analysis” and “Director Compensation” sections of this proxy statement.
Executive Committee
The Executive Committee acts on behalf of the Board between regularly scheduled Board meetings and subject to certain limitations imposed by applicable legal or regulatory requirements. Subject to limitations, the Executive Committee is delegated and may exercise all authority of the Board between meetings, other than (i) the filling of vacancies on the Board; and (ii) those matters that are specifically delegated to other Board committees or are under active review by the Board or a Board committee, unless the Board specifically determines otherwise. The Executive Committee may also be delegated specific actions and authority from time to time by the Board.
NESG Committee
The NESG Committee is charged with identifying candidates, consistent with criteria approved by the NESG Committee, qualified to become directors and recommending that the Board nominate such qualified candidates for election as directors. The NESG Committee is also responsible for reviewing our Code of Regulations and Corporate Governance Guidelines, shaping corporate governance, overseeing the evaluation of the Board, the Board committees and management, and performing such tasks that are consistent with the NESG Committee charter. In addition, the NESG Committee reviews, evaluates and recommends implementation of or changes to our corporate environmental, social and governance policies.
The process the NESG Committee follows to identify and evaluate candidates includes requests to Board members, the CEO and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.
The NESG Committee also considers and establishes procedures for shareholder recommendations of nominees to the Board. Shareholder recommendations, together with relevant biographical information, should be sent to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary. The qualifications of recommended candidates will be reviewed by the NESG Committee.
In evaluating the suitability of candidates (other than our executive officers) to serve on the Board, including candidates recommended by shareholders, the NESG Committee seeks candidates who are independent under the independence standards of the Nasdaq Stock Market and meet certain selection criteria established by the committee from time to time. The NESG Committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria that may contribute to our success. The NESG Committee evaluates candidates in light of their skill sets and other characteristics that complement those of the current Board, including the diversity, skills and experience of the Board as a whole. Although the NESG Committee does not have a specific written diversity policy, the committee values and considers diversity, including with respect to skills and experience, when seeking and evaluating candidates for the Board.
Technology Committee
The Technology Committee assists the Board in fulfilling its corporate governance and oversight responsibilities for the Company’s operations and technology and information systems (“IT”) strategy. The Technology Committee is primarily responsible for making recommendations to the Board related to our IT policy and procedures, including IT strategies, technology investments, and oversight of IT management within the Company. The Technology Committee receives detailed reports from our Chief Information Officer about cybersecurity risk management and the technologies, policies, processes and practices for managing and mitigating cybersecurity risks and the Company’s cyber-attack incident response and recovery plan in order to assist the Audit Committee with its risk oversight responsibilities. Our Technology Committee charter more specifically sets forth the duties and responsibilities of the Technology Committee.

Director Attendance at Annual Meetings
Company policy outlined in our Corporate Governance Guidelines requires all directors, absent special circumstances, to attend our annual shareholder meetings. All of our directors attended the annual meeting of shareholders held on September 10, 2025.
The Board’s Role in Risk Oversight
The Board is responsible for overseeing risks that could affect the Company. This oversight is conducted primarily through the Board’s committees. The Audit Committee assists the Board in risk oversight in coordination with the other committees of the Board as appropriate reviewing with management, at least annually, the Company’s (i) major financial risk and enterprise exposures; (ii) major legal and regulatory compliance risk exposures; and (iii) major cybersecurity and IT risk exposures, and for each, the steps management has taken to monitor or mitigate such exposures. The Audit Committee also periodically reviews with management the Company’s major risk exposures in other areas, as the Audit Committee deems necessary or appropriate. The Compensation Committee focuses on the management of risks arising from our compensation policies and programs. The NESG Committee focuses on the management of risks associated with Board organization, membership, and structure, as well as major environmental, social and governance risk exposures. The Technology Committee receives detailed reports from our Chief Information Officer about cybersecurity risk management to assist the Audit Committee with its management of cybersecurity and IT risks.
While the Board committees are focused on these specific areas of risk, the full Board retains responsibility for general risk oversight. The Board satisfies this responsibility by reviewing periodic reports from each committee chair regarding the risk considerations within each committee’s area of expertise, as well as periodic reports to the Board or the appropriate committee from the members of our senior management team who are responsible for risk management.
As part of its risk oversight responsibilities, the Board and its committees review the processes that senior management use to manage risk exposure. In doing so, the Board and its committees review our overall risk function and senior management’s establishment of appropriate systems and processes for managing areas of material risk to the Company, including, but not limited to, operational, financial, legal, regulatory, strategic, and IT risks.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer and controller. You can find our Code of Business Conduct and Ethics on our website, Transcat.com, under the heading “Investors” and the subheading “Corporate Governance.”
We intend to post any amendments to or waivers from our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, and principal accounting officer and controller or persons performing similar functions on our website. The information contained on our website is not a part of this proxy statement.
Insider Trading Policy
We have an insider trading policy for all directors, officers and employees designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. Directors, officers and employees may only buy and sell the Company’s stock when they are not in possession of material non-public information and within an open “window period,” which begins 48 hours after the public release by the Company of its quarterly or year-end financial results and ends 30 days later. Directors, officers and employees designated as insiders are prohibited from purchasing or selling the Company’s stock without preclearance from a compliance committee. The Company may impose an “event-specific blackout period” if it deems insiders have material non-public information regardless of whether the Company is in an open “window period” and it may do so with little or no notice.
Shareholder Communications
Shareholders may send correspondence by mail to the full Board or to individual directors. Shareholders should address correspondence to the Board or individual directors in care of: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

All shareholder correspondence will be compiled by our Corporate Secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy, or similar substantive matters will be forwarded to the Board, the individual director, one of the aforementioned committees of the Board, or a committee member for review. Correspondence relating to ordinary business affairs or those matters more appropriately addressed by our officers or their designees will be forwarded to such persons accordingly.
Environmental and Social Responsibility
Our business requires that we uphold high standards and trust in the integrity of our people and processes, and our policies support our commitment to conducting our business in a socially and environmentally responsible way. We strive to perform to the highest level of integrity and ethics at all times. This expectation flows down to our suppliers who are expected to comply with our Supplier Code of Conduct.
We are committed to promoting social responsibility and human rights across our operations. Accordingly, we adopted a Global Human Rights Policy and Statement on Modern Slavery and Human Trafficking, with which we expect our employees, supply chain partners and other business partners to comply.
We are committed to good corporate citizenship within the communities and countries in which we operate and will work to develop good relationships within, and contribute positively to, the communities in which we operate. To that end, in addition to our Global Human Rights Policy, we also adopted a Global Policy on Conflict Minerals which is intended to support our commitment to global efforts to end human rights abuses associated with continuing violent conflicts that may be funded through the sale of certain minerals.
Our Global Environmental Policy reflects our commitment to community and to conducting business in an environmentally responsible manner that supports the protection of our natural resources and the environment and is designed to comply in all material respects with applicable environmental, health and safety laws and regulations and in accordance with commercially reasonable practices. We continue to evaluate opportunities to enhance our environmental practices in a manner appropriate to our business and operations. Our environmental initiatives are designed to align with the nature and scope of our business operations and may evolve over time.
All of our policies pertaining to our Environmental, Social and Supplier responsibilities are available on our website.
Our Board is actively involved in overseeing the Company’s environmental, social and governance-related programs and policies as we continue to implement initiatives that reflect the needs of the communities in which we operate.
Community Engagement
With locations in North America, Latin America, and Ireland, we are committed to making a positive impact in those communities. In 2023, we introduced a Community Engagement program which identifies an area of societal need to receive donated funds. Our Community Engagement program provides an opportunity for employees to participate in paid volunteer work to assist in those identified areas, as appropriate.
Community Crisis Support
We strive to be a positive contributor to every community in which we are located. When one of our communities is in crisis, we want to help. Our Community Crisis Support fund is designated to assist communities during the aftermath of natural disasters such as hurricane relief and other events that may create a need for support.
Employees
Given our international presence, we strive to maintain an inclusive work environment across our locations while recognizing and respecting our employees’ backgrounds and experiences. We recruit the best people for the job without regard to race, ethnicity, sex, disability or any other protected status. It is our policy to comply fully with all domestic, foreign and local non-discrimination employment laws.
Our principles are reflected in our employee training, particularly through policies that prohibit harassment and promote respect in the workplace. In addition, to support our employees’ mental health and emotional well-being, all employees and their dependents worldwide have access to an Employee Assistance Program at no cost to them. This includes access to visits with mental health care providers.
Scholarship Program
Transcat has created employment and educational opportunities in the communities where we are located in the form of a scholarship that provides an award to be used towards the recipient’s higher education tuition and an eight-week paid summer position as a Technician Trainee. This scholarship is awarded to at least two individuals based on their academic records, accomplishments, professional goals, and other factors that indicate promise for a successful career in the calibration industry.
Workforce Development and Wellness
We provide workforce development, education and training that has built a strong talent pipeline.
Transcat’s Calibrated Wellness Program is designed to support employee well-being and promote healthy lifestyles. Our program includes wellness resources, health education, pharmaceutical cost guidance, and a no-cost Employee Assistance Program, which includes worldwide access to visits with mental health care providers. Our program further encourages health and well-being by offering reduced health insurance premiums to employees who complete designated health and wellness activities.
Transcat U
Our people are one of our most valuable investments. To that end, we are leading the way in the calibration industry by investing in training calibration technicians and building supportive career paths with Transcat U. Founded in 2021, Transcat U is a technician training program for external and internal candidates that provides support for new technician trainees who often have little to no previous experience in metrology. Additionally, Transcat U offers experienced technicians advanced learning and cross-training opportunities to further expand their skills and expertise.
Humane Workplace
Our employees are all voluntary labor, and we oppose any and all forms of modern slavery and do not engage or use any labor that is sourced from human trafficking. In complying with international labor standards, we do not employ child labor. Our full statement against the use of slavery and human trafficking can be found in our Modern Slavery and Human Trafficking Policy on our website.
Workforce
We recruit and hire the most qualified people for our open positions without regard to protected status (age, color, creed, disability, domestic violence victim status, genetic predisposition or carrier status, marital status, national origin, race, religion, sex (including pregnancy, sexual orientation and gender identity), status as a protected veteran or as a member of any other protected group or activity). Any form of violence or harassment in the workplace is prohibited, and we protect our employees from retaliation for complaining about or participating in an investigation of workplace conditions.
Privacy
We believe that privacy is a fundamental human right and a responsibility that we have to our trusted stakeholders, customers and employees. Our privacy policy can be found on our website.
Wages and Benefits
Our compensation and benefits program is designed to attract and reward individuals who demonstrate the ability and desire to enhance our workplace culture, support our values, drive our operational and strategic goals, and create long-term value for our shareholders. We provide employees with competitive compensation packages that include base salary and may also include annual incentive bonuses and/or long-term incentive awards, depending upon the employee’s position. We believe that a compensation program with both short-term and long-term incentive awards provides fair and competitive compensation and aligns employee and shareholder interests. In addition to cash and equity compensation, we also offer employees myriad benefits, including health (medical, dental and vision), life, and disability insurance, paid time off, paid parental leave, tuition benefits, and a 401(k) plan.
Health and Safety
The health and safety of our employees is of utmost importance to us. We have enhanced our Safety Program with additional training and internal risk and hazard assessments. Our regular policy reviews ensure compliance with health and safety guidelines and regulatory requirements. Our employees are provided all necessary personal protective equipment as required by applicable standards and as appropriate.

We have dedicated resources focused on enhancing our health and safety program which includes annual internal safety assessments. Our goal is to achieve a level of work-related injuries as close to zero as possible through continuous investment in our safety program.

EXECUTIVE OFFICERS
We are served by our executive officers, Messrs. Barbato, Haddad, Irick, Simmons, and West and Ms. Conroy.
Thomas L. Barbato, age 56, is our Chief Financial Officer, having served us in this position since August 2022, and our Treasurer and Secretary. Mr. Barbato previously served as our Senior Vice President, Finance since January 2022. Mr. Barbato served as the Chief Financial Officer of IEC Electronics Corp., a provider of manufacturing services for advanced technology companies and formerly a public company until it merged with Creation Technologies Inc. in October 2021, from September 2018 to December 2021. Mr. Barbato held various positions with Xerox Corporation from 1995 until 2018, most recently as Vice President of Finance, North American Operations, Pricing and Contracting Center of Excellence from January 2017 to September 2018.
Theresa A. Conroy, age 62, has served as our Chief Human Resources Officer since October 2025, having previously served as our Senior Vice President of Human Resources from May 2023 until such time. Ms. Conroy joined us in January 2022 as Vice President of Human Resources. Previously, Ms. Conroy was a partner at Harter Secrest & Emery LLP from 2003 until December 2021 where her practice focused on labor, employment, human resources and higher education law.
Michael J. Haddad, age 46, has served as our Chief Information Officer since September 2024. From April 2019 to September 2024, Mr. Haddad served as the General Manager of US Payer and Provider Business Segments of IQVIA, a global provider of data, analytics, technology solutions and clinical research services. Mr. Haddad served as an independent consultant advising executives in healthcare and IT professional services industries from June 2017 to April 2019. From May 2011 to January 2016, Mr. Haddad served as a senior IT leader for Blue Cross Blue Shield of Michigan before serving as the Chief Information Security Officer of Advantasure, a former subsidiary of Blue Cross Blue Shield of Michigan, from April 2016 to May 2017. Mr. Haddad began his career at Deloitte, having served as a Senior Manager with expertise in Sarbanes-Oxley compliance, enterprise application integrity, identity & access management, and data loss prevention. Mr. Haddad also currently serves as a member of the CNBC Technology Executive Council, a council of technology executives that leads discussions about employing breakthrough technologies to solve problems and power growth while addressing the challenges presented by those innovations.
Jaime A. Irick, age 52, is our President and CEO. Additional information about Mr. Irick can be found under “Proposal One: Election of Directors.”
Royal T. Simmons, age 46, has served as our Chief Strategy and Corporate Development Officer since June 2026. From September 2024 to June 2026, Mr. Simmons served as the President of Pear Health Labs, Inc., a health and fitness software company. From January 2023 to August 2024, Mr. Simmons served in various roles at Savant Systems, including President of Savant Power, a home energy management company, and Executive Vice President of Strategy and Growth for the enterprise. From July 2019 to December 2022, Mr. Simmons was Executive Vice President and CFO of GE Lighting, the industry leader in consumer lighting products, where he helped orchestrate the sale of the company to Savant Systems during his tenure. From April 2018 to June 2019, Mr. Simmons was the Vice President of Business Development for Life Fitness, an exercise equipment manufacturer. Mr. Simmons also held various positions of increasing responsibility with General Electric Company from August 2001 until April 2018.
Michael W. West, age 55, has served as our Chief Operating Officer since April 2024. He most recently served as our Senior Vice President of Business Operations since April 2023 and prior to that as our Vice President of Distribution and Marketing since November 2014. From 1995 to 2014, Mr. West was a principal owner of QuestCom Inc., a marketing and advertising company, and served most recently as a marketing consultant to various direct mail, web and catalog clients. Mr. West worked with our marketing team, as one of his clients, for 13 years.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
Our CD&A describes the material elements of our executive compensation program and decisions in fiscal 2026 for our named executive officers (the “NEOs”), who for fiscal 2026 were:
•	Lee D. Rudow, former President and CEO*;
•	Thomas L. Barbato, Chief Financial Officer and Treasurer;
•	Theresa A. Conroy, Chief Human Resources Officer;
•	Michael J. Haddad, Chief Information Officer; and
•	Michael W. West, Chief Operating Officer.
*	Mr. Rudow retired from his role as President and CEO effective March 28, 2026.
Fiscal 2026 Business Results
•	Total revenue was $331.9 million in fiscal 2026, an increase of $53.5 million or 19.2% from fiscal 2025.
•	Service segment revenue was $217.2 million, an increase of 19.7% from the prior fiscal year.
•	Distribution segment revenue was $114.7 million, an increase of 18.2% from the prior fiscal year.
•	Consolidated gross profit was $108.3 million in fiscal 2026, up 21.1% from fiscal 2025, and gross margin was 32.6% in fiscal 2026, a 50 basis point increase from fiscal 2025.
•
Net income was $5.4 million in fiscal 2026, a $9.1 million decrease from fiscal 2025, and diluted earnings per share were $0.57, down from $1.57 in fiscal 2025, due to acquisition-related expenses, increased incentive-based employee costs due to higher sales, executive transition costs, and continued investments in technology.

•	Adjusted EBITDA* was $48.7 million in fiscal 2026, an increase of $9.0 million or 22.7% from fiscal 2025.
*	Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure.
Determining NEO Compensation
Philosophy and Objectives
Our compensation program is designed to attract, motivate and retain a highly-qualified and effective executive management team. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic company goals, which aligns the interests of each of our executive management team with those of our shareholders.
With our compensation program, we seek to motivate our NEOs to achieve our business objectives, to reward them for achievement, to foster teamwork, to support our core values and to contribute to our long-term success. Our compensation policies for our NEOs are designed to link pay to performance over the long term, taking into account the level of difficulty associated with each executive’s responsibilities. We believe the compensation provided to our NEOs is competitive with the compensation paid to executives with similar responsibilities in comparable companies, and the Compensation Committee has made progress toward better aligning our NEOs’ compensation with our peer group, as described further below.
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring adherence to our compensation philosophy and objectives. The Compensation Committee reviews, recommends and approves salaries and other compensation of our CEO and other executive officers, administers our cash and equity incentive plans (including reviewing and approving awards to executive officers), approves all benefit plans and programs including bonus and retirement plans, policies and programs, and makes recommendations to the Board with respect to the compensation of directors. The Compensation Committee’s policy is to provide a competitive total compensation package to our NEOs. Generally, the types of compensation and benefits provided to our NEOs are similar to those provided to our other executive management team members. The Compensation Committee is also responsible for reviewing the CD&A and for preparing the Compensation Committee Report included in this proxy statement.
Our Compensation Committee and our Board, as applicable, do not assign relative weights or rankings to factors, and do not consider any single factor as determinative in the compensation of our NEOs. Rather, our Compensation Committee and our Board, as applicable, rely on their own knowledge and judgment in assessing performance and making compensation decisions.
Role of Management
Upon completion of the fiscal year, our CEO and our Chief Financial Officer review our performance against each pre-established corporate financial objective, comparing the fiscal year results to the pre-determined threshold, target and maximum levels for each objective, and an overall percentage for the corporate financial objectives is calculated. The results of our financial performance are then reviewed and approved by the Compensation Committee. Our CEO and our Chief Human Resources Officer also annually evaluate each executive officer’s performance and accomplishments (other than their own performance) and present their review to the Compensation Committee to assist with the Compensation Committee’s evaluation of company performance and support its compensation decisions.
Role of Compensation Consultant
Under its charter, our Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor. In fiscal 2026, the Compensation Committee engaged Frederic W. Cook & Company, Inc. (“FW Cook”), as its independent compensation consultant, to provide advice regarding peer group companies and to assist with the determination of NEO compensation. The Committee assessed the independence of FW Cook pursuant to SEC rules and concluded their work did not raise any conflicts of interest.
Competitive Market Data
The Compensation Committee reviews market data on executive pay levels and program design to assist in determining appropriate compensation for the NEOs. For fiscal 2026, the Compensation Committee did not benchmark compensation to a particular percentile of market data, but rather used market data as context when establishing compensation.
In fiscal 2025, we engaged FW Cook to provide a competitive frame of reference for compensation decisions, which included the recommendation of a new peer group. Our peer group consists of selected companies drawn from a broad group of public companies from similar industries and comparable size. FW Cook noted (as our Compensation Committee has noted in prior years) that we have no pure peers. We used the peer group to inform the Compensation Committee’s determinations for fiscal 2026 compensation. Our peer group for fiscal 2026 consisted of the following public companies:

AeroVironment, Inc.	Argan, Inc.	Axsome Therapeutics, Inc.
Cryoport, Inc.	Ducommun Incorporated	Graham Corporation
LeMaitre Vascular, Inc.	Ligand Pharmaceuticals Incorporated	Mesa Laboratories, Inc.
Omega Flex, Inc.	Powell Industries, Inc.	Standex International Corporation
Surmodics, Inc.		Willis Lease Finance Corporation

In fiscal 2023 and 2024, the Compensation Committee determined that market data warranted certain out of step increases for our CEO and NEOs, which continued during fiscal 2025 for our CEO and Chief Human Resources Officer. During fiscal 2026, based in part on a comparison to the market data of our peer group and in part on Mr. Rudow’s historical contributions to the Company during a period of strong organic and inorganic growth, the Compensation Committee determined that an increase to the CEO’s compensation was necessary. Prior to the changes in total compensation effective for fiscal 2026, Mr. Rudow’s historical compensation was not aligned with the Company’s compensation philosophy and fell below the median of the Company’s peers. In addition, the Compensation Committee determined that entering into an agreement with Mr. Rudow was advisable to recognize his contributions to the Company while aligning his interests with our shareholders and incentivizing his engagement and assistance in facilitating the transfer of his knowledge to a successor CEO. See “Agreements with Executives – Transition Agreement” for more information.

Near the end of fiscal 2026, the Compensation Committee engaged FW Cook to update our peer group to ensure the group of companies continues to be an appropriate reference point to inform the Compensation Committee’s deliberations and decisions in connection with the CEO transition. Accordingly, companies were removed if (i) they are no longer in existence or public reporting companies or (ii) their size and scope of business operations are no longer comparable to ours. Companies that were added represent companies of similar size to us based on revenue and market capitalization and operate in similar industries with highly regulated end-markets. The Compensation Committee intends to use the following peer group for fiscal 2027 compensation decisions:

Argan, Inc.	Axsome Therapeutics, Inc.	Cryoport, Inc.
Cytek Biosciences, Inc.	Ducommun Incorporated	Graham Corporation
LeMaitre Vascular, Inc.	Ligan Pharmaceuticals Incorporated	Mesa Laboratories, Inc.
Omega Flex, Inc.	Powell Industries, Inc.	Standex International Corporation
Tactile Systems Technology, Inc.		Willis Lease Finance Corporation

Future realignment of compensation with our peer group may continue (if warranted) in fiscal 2027.
Say-on-Pay
Our shareholders will have an opportunity to cast an advisory vote on the compensation of our NEOs, commonly referred to as the “say on pay” vote, at the Annual Meeting. At our 2025 annual meeting of shareholders, we held an advisory vote on the compensation of our NEOs which resulted in 99% of the votes cast approving our compensation program for our NEOs. We evaluated the results of this vote as part of our overall assessment of our compensation program for our NEOs. Based on this overall assessment and the support expressed by our shareholders, we did not change our compensation philosophy or make any structural changes to our compensation program for our NEOs, other than entering into a transition agreement with our CEO to support a smooth transition of his duties.
At our 2025 annual meeting of shareholders, we recommended, and our shareholders approved, an annual frequency for the say-on-pay vote. After considering that recommendation, the Board determined that the say-on-pay vote will be held annually until the next required vote on the frequency of the say-on-pay vote, which will be held at the annual meeting in 2031.
Program Governance
Risk and Compensation Policies
In considering the risks to us and our business that may be implied by our compensation plans and programs, our Compensation Committee considers the design, operation and mix of the plans and programs at all levels. Our compensation program is designed to mitigate the potential to reward excessive risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode shareholder value. The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
Clawback Policy
We have a Policy on Recoupment of Incentive Compensation (the “clawback policy”) which allows us to (i) recover erroneously awarded incentive-based compensation received by our current and former executive officers if we are required to prepare a restatement of our financial statements due to material noncompliance with any financial reporting requirement under federal securities law, and (ii) recover any awards (which include both performance-vesting and time-vesting options, restricted stock, restricted stock units and annual and long-term incentives and cash bonuses) granted or paid to our current and former employees if they engage in detrimental conduct. We believe the clawback policy maintains and enhances a culture that is focused on integrity and accountability, and that seeks to discourage conduct detrimental to our long-term growth.
Stock Option Grant Timing Policy
We have a stock option grant timing policy, which governs the timing of granting stock options, stock appreciation rights and similar instruments with option-like features (“stock options”). The Compensation Committee oversees the policy and grants stock options, if any, to our executive officers during the Committee’s regularly scheduled meeting in

May every fiscal year. For new non-employee directors appointed to the Board, the Compensation Committee will grant stock options to the director as of the date of their appointment to the Board. Pursuant to the policy, if the Committee grants stock options outside of our typical annual award schedule, those grants should be awarded during a permitted trading window in accordance with our insider trading policy. Under the policy, the Compensation Committee does not take material non-public information into account when determining the timing and terms of a stock option award, and the Compensation Committee does not purposely accelerate or delay the public release of material information to allow a stock option recipient to benefit from a more favorable stock price.
Anti-Hedging Policy
We have an anti-hedging policy that prohibits directors, officers and employees from engaging in transactions that hedge or offset any decrease in the market value of equity securities granted as compensation.
Tax Considerations
Tax rules generally limit the deductibility of compensation paid to each of our NEOs and certain former NEOs to $1 million per year. The Compensation Committee retains the discretion to pay compensation that may not be tax deductible.
Stock Ownership Objectives
To more closely align the efforts of our NEOs with the interests of our shareholders, we set a minimum stock ownership objective for our NEOs. This objective encourages our NEOs to work towards acquiring and maintaining specific levels of equity ownership in our common stock. Under these objectives, our NEOs are expected to achieve their respective ownership objectives within five years of becoming an NEO. The Compensation Committee and the CEO monitor the progress toward achievement of stock ownership objectives and, if warranted, can make reductions in long-term compensation awards as deemed appropriate.
Our stock ownership objective for our CEO is 2.5 times his annual base salary and for our other executive officers is 1.5 times their annual base salaries. Unvested restricted stock units with time-based vesting count towards achieving this objective. At the end of fiscal 2026, all NEOs were in compliance with the terms of our stock ownership objective.
Agreements with Executives
Other than as described below, we were not a party to any compensatory agreement with our NEOs during fiscal 2026.
Transition Agreement
On August 21, 2025, we entered into a transition agreement (the “Transition Agreement”) with Mr. Rudow. The Transition Agreement was designed to facilitate a smooth transition of the duties of CEO and President to a successor in advance of Mr. Rudow’s retirement. The Compensation Committee approved the Transition Agreement after analyzing Mr. Rudow’s historical compensation relative to market practice for CEOs of his experience level and performance. The Transition Agreement established Mr. Rudow’s compensation for fiscal 2026 in alignment with our historical practice for NEOs. For fiscal 2026, Mr. Rudow was entitled to a base salary of $741,000, a target performance-based cash incentive percentage equal to up to 100% of his base salary, and equity incentive awards under our long-term incentive compensation plan with a target value of $2.5 million. The Transition Agreement did not change Mr. Rudow’s ability to participate in our benefit plans generally available to other executives.
The Committee also approved a special equity award (the “Special Equity Award”) for Mr. Rudow in connection with the Transition Agreement to incentivize him to continue to engage with the transition of his duties and in consideration of the covenants in the Transition Agreement. The Special Equity Award was comprised of (i) 12,500 time-based restricted stock units (“RSUs”), 4,167 of which vested on March 28, 2026 and the remainder of which will vest on March 27, 2027; and (ii) 12,500 performance-based restricted stock units (“PSUs”) at target performance, with the applicable percentage, if any, vesting on March 27, 2027 based on the Company’s achievement of specific adjusted EBITDA objectives in fiscal 2026 and subject to Mr. Rudow’s continued employment through the vesting date. Based on our financial performance in fiscal 2026, in which we achieved adjusted EBITDA performance of $48.7 million, the payout percentage earned under the PSU portion of the Special Equity Award was 126%. Therefore, pursuant to the Transition Agreement, Mr. Rudow will be eligible to receive 15,750 shares upon vesting of the PSU portion of the Special Equity Award.

Under the Transition Agreement, Mr. Rudow continued to serve as our CEO and President through March 28, 2026, when he resigned from the Board and began serving as a senior advisor. During his service as senior advisor, Mr. Rudow is entitled to a base salary but is not eligible for any additional bonus or equity awards in fiscal 2027. Pursuant to the Transition Agreement, Mr. Rudow may neither compete with us nor solicit our employees or customers for 24 months following the end of his service with us at the end of fiscal 2027 (the “separation date”).
Under the Transition Agreement, if Mr. Rudow resigns or is terminated before the separation date for any reason other than “Cause” (as defined in the Transition Agreement), then he would be entitled to (i) continued payment of his base salary though the separation date along our normal payroll schedule; (ii) payment of any annual performance-based cash incentive he would have received, had he remained employed until the separation date; and (iii) vesting of unvested equity awards that would have vested by the separation date, with any performance-vesting awards subject to satisfaction of the applicable performance-vesting criteria. If Mr. Rudow resigns, is terminated for Cause, or his employment ends due to death or disability, he would not be entitled to additional compensation or benefits.
Change-in-Control Severance Agreement
During fiscal 2026, we were party to a change-in-control severance agreement with each of Messrs. Rudow, Barbato and West and Ms. Conroy. This agreement requires a change in control of our company and a subsequent qualifying termination of the NEO’s employment (often referred to as a “double trigger”) in order to trigger certain payments. The agreement is intended to promote continuity of leadership, maintain the focus of our officers on pursuing any corporate transaction that is in the best interests of our shareholders, and to retain services of our leadership by providing sufficient severance protection during a period of uncertainty.
A change in control occurs under the NEO’s change-in-control severance agreement upon the occurrence of any of the following events: (i) the Company is merged or consolidated with another entity and as a result thereof, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity shall then be owned in the aggregate by the former shareholders of the Company; (ii) as a result, or in connection with, any tender offer or exchange offer, merger or other business combination, or sale or other disposition of assets, or any combination of the foregoing transactions, the individuals who constitute the Board of the Company before any such transaction shall not constitute a majority of the board of directors of the surviving or resulting entity; (iii) a tender offer or exchange offer for the ownership of securities of the Company representing over twenty-five percent (25%) of the combined voting power of the Company’s then outstanding voting securities is made and consummated; (iv) any “person,” including a “group” within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any employee stock ownership plan or similar employee benefit plan of the Company, is or becomes, directly or indirectly, the beneficial owner of securities of the Company representing over twenty-five percent (25%) of the combined voting power of the Company’s then outstanding voting securities; or (v) the Company transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of the Company.
In the event of the NEO’s termination due to a change in control, as defined in the agreement, following the agreement for or announcement of a proposed change in control and within 24 months following the effective date of the change in control (the “CIC Period”), the NEO would be entitled to receive the NEO’s full salary, bonus and benefits (to the extent that the officer’s continued participation is possible under the general terms and provisions of such plans and programs) as were in effect immediately preceding such change in control. For Messrs. Rudow, Barbato and West and Ms. Conroy this period is 24 months, 12 months and 12 months and 6 months, respectively, following the effective date of the officer’s termination of employment. In addition, the NEO’s outstanding stock options, RSUs and PSUs would immediately vest (with PSUs vesting at the greater of the amount accrued or target) and vested stock options would remain exercisable for the remainder of their term. Pursuant to the agreement, in the event of voluntary termination or termination for certain reasons during the CIC Period, including death, total disability, normal retirement, willful misconduct, gross negligence, breach of duty, unfair competition, conviction of certain crimes, or conduct that disqualifies the officer from employment with the Company, the officer would not be entitled to these amounts or accelerated vesting.

Elements of Executive Compensation
Overview of Compensation Components
We seek to achieve the objectives for our executive compensation program through the following compensation elements.

Compensation Element	Key Characteristics	Link to Objectives
Base salary	Fixed; reviewed annually	To provide a competitive rate of pay
Annual performance-based cash incentive compensation	Variable; based on performance	To ensure that a portion of compensation is at risk and linked to performance
Long-term incentive awards	Variable; granted half in time-based awards and half in performance-based awards	To reinforce the NEO’s long-term commitment to our success and, with respect to the performance-based awards, to align with shareholder interests
Benefits and perquisites	Fixed; substantially the same as the benefits offered to our other employees, including vacation, sick time, participation in a 401(k) plan and health and welfare plans	To provide competitive levels of benefits that promote health, wellness and financial security

In addition to the elements described in the table above, other equity-based awards may also be awarded to our NEOs in unique circumstances. A significant percentage of total compensation for our NEOs is placed at risk through annual and long-term incentives. There are established guidelines and targets regarding the allocation between annual (short-term) and long-term incentive compensation, which is contingent and variable, based on our performance.
Pay Mix

Our annual executive compensation program includes fixed components (base salary, benefits and perquisites) and variable components (annual performance-based cash incentive compensation and long-term equity incentive awards), with the heaviest weight generally placed on the variable, or “at risk,” components. For fiscal 2026, a majority of our CEO’s and our other NEOs’ target annual compensation was weighted toward at-risk compensation, as shown by the graphs above.

Base Salary
The Compensation Committee reviews base salaries for each of our NEOs at least annually. Base salary rate increases are made as necessary based on performance, scope of responsibilities and market information. During fiscal 2026, the Compensation Committee approved an increase in annual base salary for our CEO in connection with the Transition Agreement to better align with peer pay levels for CEOs and a modest increase for our other executive officers.

Name	Fiscal 2026 Base Salary Rate	Fiscal 2025 Base Salary Rate
Lee D. Rudow	$741,000	$649,600
Thomas L. Barbato	$396,240	$381,000
Theresa A. Conroy	$310,960	$299,000
Michael J. Haddad	$312,000	$300,000
Michael W. West	$364,000	$350,000

Annual Performance-Based Cash Incentive Compensation
We maintain an annual performance-based cash incentive plan, which is designed to compensate key management members, including our NEOs. Payment of performance-based cash incentive awards under the annual performance-based cash incentive plan for our NEOs is expressly linked to successful achievement of specific pre-determined corporate goals, which the Compensation Committee approves on an annual basis. The performance-based cash incentive plan includes various incentive levels based on a participant’s position within the Company, accountability, and impact on our operations. Target award opportunities are established as a percentage of base salary. The target award opportunity under the performance-based cash incentive plan for fiscal 2026 as a percentage of base salary for each of our NEOs is set forth in the following table.

Name	Fiscal 2026 Target Percentage of Base Salary
Lee D. Rudow	100%
Thomas L. Barbato	50%
Theresa A. Conroy	40%
Michael J. Haddad	40%
Michael W. West	40%

Company performance against the objectives results in a corporate payout factor used to establish the aggregate pool available for incentive awards. In addition to the performance goals, the annual performance-based cash incentive plan also provides guidelines for the calculation of annual incentive-based compensation, subject to Compensation Committee oversight and modification. The Compensation Committee established a threshold, target and maximum objective for each financial performance metric, with the corresponding corporate payout factor, as follows:

Achievement	Percent of Annual Operating Plan	Corporate Payout Factor
Maximum	115%	200%
Target	100%	100%
Threshold	90%	33%

Performance against each financial performance metric is measured separately. If actual results fall below the threshold objective, the corporate payout factor will be 0%. If actual results fall in between the designated levels of achievement, the corporate payout factor will be interpolated. Generally, if actual results exceed the maximum objective, the corporate payout factor will be limited to 200% of target.
In general, a participant must be an employee on or before December 1st of the plan year and on the last day of the fiscal year to be eligible for an award. However, if a participant’s employment terminates due to death or disability prior to the end of the plan year, the participant’s final award will be based on the Company’s performance against objectives multiplied by their earnings through the date of termination.

For fiscal 2026, the corporate objectives, relative weights, and levels of performance achieved were as follows:

Corporate Objective	Weight	Achievement	Payout
Adjusted EBITDA(1)	40%	94%	59%
Service segment gross profit	40%	90%	33%
Board’s assessment of corporate performance	20%		150%

(1)	Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure.
Following the Compensation Committee’s review of the achievement of corporate financial objectives for fiscal 2026, the Compensation Committee awarded the following amounts of performance-based cash incentive compensation to each of our NEOs, which reflected an overall payout factor of 67%:

Name	Performance-Based Cash Incentive Award
Lee D. Rudow	$494,115
Thomas L. Barbato	$132,544
Theresa A. Conroy	$83,214
Michael J. Haddad	$83,492
Michael W. West	$97,408

Long-Term Equity Incentive Awards
We grant long-term equity incentive awards in the form of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) as a component of executive compensation to reinforce our NEOs’ long-term commitment to our success and, with respect to the PSUs, to align with shareholder interests. Our Compensation Committee sets target equity award levels as a percentage of annualized base salary based on our NEOs’ positions within the Company. Long-term performance-based incentive compensation is targeted to a specific dollar award, which is reviewed and approved annually by the Compensation Committee, and then allocated 50% to RSUs and 50% to PSUs. Dollar amounts for each award type are converted to a number of shares by dividing the dollar amount by the closing price of our stock on the day prior to the date of grant. The target equity award opportunity for fiscal 2026 as a percentage of annualized base salary for each of our NEOs and the number of RSUs and PSUs awarded to our NEOs is set forth in the following table.
In addition, the Compensation Committee approved a special one-time retention RSU grant (the “Retention RSUs”) to each of the NEOs (other than Mr. Rudow) to preserve the continuity of our leadership team through the transition to a successor CEO and directly incentivize the executives’ continued contributions to the Company.

Fiscal 2026	Equity Target Percentage of Base Salary	Long-Term Equity Award Opportunities
Name		PSUs(1)	RSUs(2)	Retention RSUs(3)
Lee D. Rudow	338%	14,782	14,782	—
Thomas L. Barbato	125%	2,690	2,691	19,772
Theresa A. Conroy	65%	1,098	1,098	10,380
Michael J. Haddad	60%	1,016	1,017	5,190
Michael W. West	65%	1,285	1,285	12,028

(1)
The shares underlying the PSUs will vest after three years subject to our achieving specific cumulative Adjusted EBITDA objectives over the eligible three-year period ending in the fiscal year ending March 25, 2028, and subject to the terms of the award and continued employment through the vesting date.

(2)	The shares underlying the RSUs will vest on March 25, 2028, subject to the terms of the award and continued employment through the vesting date.
(3)	The shares underlying the Retention RSUs will vest on January 6, 2028, subject to the terms of the award and continued employment through the vesting date.

The aggregate grant date fair value of the long-term equity incentive awards for our NEOs are reflected in the “Stock Awards” column of the 2026 Summary Compensation Table. Upon vesting, the holders of PSUs will receive a pro rata percentage based on a linear sliding scale of their respective target number of shares based on pre-determined cumulative Adjusted EBITDA thresholds:
•	Maximum cumulative Adjusted EBITDA – 150%
•	Target cumulative Adjusted EBITDA – 100%
•	Minimum cumulative Adjusted EBITDA – 50%
Failure to achieve the minimum cumulative Adjusted EBITDA will result in no shares becoming earned under the PSU awards.
PSUs granted in fiscal 2024 had a three-year performance period ending at the end of fiscal 2026. The table below compares the minimum, target, and maximum thresholds with actual performance of three-year cumulative Adjusted EBITDA:

	Minimum	Target	Maximum	Actual
Three-Year Cumulative Adjusted EBITDA	$100,862	$114,616	$128,370	$127,084
Payout	50%	100%	150%	146%

Based on actual results during the three-year performance period, PSUs held by the NEOs vested after the end of fiscal 2026 and were converted into common stock.
Retirement Benefits
We have established certain retirement benefits for our employees, including our NEOs, which we believe are consistent with our goals of enhancing long-term performance by our employees.
401(k) Plan. Our 401(k) Plan is a tax-qualified defined contribution plan pursuant to which all U.S. based employees, including our NEOs, are eligible to participate. All employees are able to contribute a portion of their annual salary to the plan on a before-tax basis, subject to limitations imposed by the Internal Revenue Service. We currently match 50% of the first 6% of pay that employees contribute to the plan. All participant contributions to the plan are immediately vested and all company matching contributions vest pro rata over a three-year period. The plan contains a discretionary deferred profit sharing component, which, if made, has the same three-year vesting schedule as is applicable to company matching contributions. The amount of company matching contributions under this plan for our NEOs is included in the “All Other Compensation” column of the 2026 Summary Compensation Table.
Non-Qualified Deferred Compensation. Our non-qualified deferred compensation plan allows our executive officers and directors to elect to defer designated percentages or amounts of their compensation. The plan also allows us to make discretionary contributions to the account of a plan participant, which are intended to provide the match that would have been made under our 401(k) Plan but for the limitations imposed on our 401(k) Plan under the Internal Revenue Code. None of our NEOs participate in this plan.
Post-Retirement Health Benefit Plan. The post-retirement health benefit plan for officers is a group health plan that provides benefits to eligible retired officers and their spouses. The original effective date of the plan was December 23, 2006. Three kinds of benefits are provided under the plan: (i) long-term care insurance coverage; (ii) medical and dental insurance coverage; and (iii) medical premium reimbursement benefits. Officers who retire from active employment with us on or after December 23, 2006 at age 55 or older with five or more years of qualifying service and who do not work in any full-time employment (30 hours or more per week) after retirement are eligible to participate in the plan. Qualifying service is described as the individual’s most recent period of continuous, uninterrupted employment with us on or after the individual reaches age 50. Service with a business acquired by us is not counted as qualifying service. The plan is now frozen to new participants, as only those individuals who were “Retirees” as defined in the plan as of July 22, 2019 or who are listed on an exhibit to the plan are eligible to participate in the plan. No other individuals are eligible to participate in the plan. Of our NEOs, only Messrs. Rudow and West are eligible to participate in the plan.

2026 Summary Compensation Table
The following table shows certain information about the compensation of our NEOs for our three most recently completed fiscal years.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Stock awards(2) ($)	Non-equity incentive plan compensation(3) ($)	All other compensation(4) ($)	Total ($)
Lee D. Rudow Former President and Chief Executive Officer	2026	737,000	4,613,932	494,115	17,153	5,862,200
	2025	625,861	974,400	194,968	20,131	1,815,360
	2024	639,282	1,127,440	652,700	21,038	2,440,460
Thomas L. Barbato Chief Financial Officer	2026	396,000	1,695,231	132,544	11,625	2,235,400
	2025	368,410	476,250	67,266	10,926	922,852
	2024	338,913	437,018	207,691	11,207	994,829
Theresa A. Conroy Chief Human Resources Officer	2026	311,000	832,082	83,214	10,294	1,236,590
	2025	289,965	194,350	42,231	9,493	536,039
	2024	243,284	228,556	115,933	9,194	596,967
Michael J. Haddad Chief Information Officer	2026	312,000	502,099	83,492	9,922	907,513
	2025	161,538	180,000	21,186	5,002	367,727
Michael W. West Chief Operating Officer	2026	363,000	966,521	97,408	11,617	1,438,546
	2025	344,817	441,760	49,434	12,858	848,869
	2024	259,693	219,765	129,721	10,184	619,363

(1)	The amounts shown in this column include cash compensation paid during the applicable fiscal year.
(2)
The long-term equity incentive awards granted to our NEOs in fiscal 2026 were granted approximately 50% in RSUs and approximately 50% in PSUs, based on the total fair market value of the awards. In addition, (a) Messrs. Barbato, Haddad and West and Ms. Conroy received Retention RSUs in fiscal 2026, and (b) Mr. Rudow received the Special Equity Award, granted 50% in RSUs and 50% in PSUs. The amounts in this column do not reflect the actual value realized by the recipient. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (“ASC 718”) for RSUs granted during each fiscal year, except that no estimates for forfeitures have been included. A discussion of the assumptions used to calculate grant date fair value are set forth in Note 6 (Stock-Based Compensation) to the Consolidated Financial Statements in the Form 10-K. For fiscal 2026, the amounts also include the value of the PSUs based on the probable outcome of the performance conditions as of the date of grant. If the highest level of performance were achieved for the fiscal 2026 PSUs, the maximum potential value of the fiscal 2026 PSUs for Messrs. Rudow, Barbato, Haddad and West would be $1,874,949, $371,381, $140,269, and $177,407, respectively, and $151,590 for Ms. Conroy. If the highest level of performance were achieved for the Special Equity Award PSUs, the maximum potential value would be $1,585,500.

(3)	The amounts shown in this column reflect amounts earned during the applicable fiscal year under our annual performance-based cash incentive plan.
(4)
The amounts shown in this column reflect amounts paid by us in the applicable fiscal year to, or on behalf of, the NEO as Company matching contributions under our 401(k) Plan, executive life insurance premiums, and long-term care insurance premiums. The amounts in the All Other Compensation column for fiscal 2026 reflect the following:

	401(k) Plan Matches ($)	Insurance ($)	Long-term Care Insurance ($)
Lee D. Rudow	11,133	1,020	5,000
Thomas L. Barbato	10,605	1,020	—
Theresa A. Conroy	9,274	1,020	—
Michael J. Haddad	8,902	1,020	—
Michael W. West	10,597	1,020	—

Grants of Plan-Based Awards
The following table shows the plan-based awards granted during fiscal 2026 to each of our NEOs:

Name	Award Type	Grant Date	Estimated future payouts under non-equity incentive plan awards(1) ($)			Estimated future payouts under equity incentive plan awards (#)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock awards(2) ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lee D. Rudow	Annual		244,530	741,000	1,482,000
	PSUs(3)	8/21/2025				7,391	14,782	22,173		1,249,966
	RSUs(4)	8/21/2025							14,782	1,249,966
	Special PSUs(5)	8/21/2025				6,250	12,500	18,750		1,057,000
	Special RSUs(6)	8/21/2025							12,500	1,057,000
Thomas L. Barbato	Annual		62,865	190,500	381,000
	PSUs(3)	5/27/2025				1,345	2,690	4,035		247,588
	RSUs(4)	5/27/2025							2,691	247,680
	Retention RSUs(7)	1/6/2026							19,772	1,199,963
Theresa A. Conroy	Annual		39,468	119,600	239,200
	PSUs(3)	5/27/2025				549	1,098	1,647		101,060
	RSUs(4)	5/27/2025							1,098	101,060
	Retention RSUs(7)	1/6/2026							10,380	629,962
Michael J. Haddad	Annual		39,600	120,000	240,000
	PSUs(3)	5/27/2025				508	1,016	1,524		93,513
	RSUs(4)	5/27/2025							1,017	93,605
	Retention RSUs(7)	1/6/2026							5,190	314,981
Michael W. West	Annual		46,200	140,000	280,000
	PSUs(3)	5/27/2025				643	1,285	1,928		118,271
	RSUs(4)	5/27/2025							1,285	118,271
	Retention RSUs(7)	1/6/2026							12,028	729,979

(1)	Amounts represent the threshold, target and maximum payout levels for fiscal 2026 under our annual performance-based cash incentive compensation plan.
(2)
Amounts represent the aggregate grant date fair value of awards pursuant to ASC 718, Compensation – Stock Compensation. Additional details on accounting for stock-based compensation can be found in Note 6 to our consolidated financial statements contained in the Form 10-K.

(3)
The PSUs have a three-year performance period (ending on March 25, 2028, the last day of our 2028 fiscal year) subject to our achieving specific cumulative Adjusted EBITDA objectives over the eligible three-year period. The PSUs will vest subject to the performance achieved and continued employment through the vesting date, but may vest pro rata upon the NEO’s earlier death, disability, retirement or termination without cause, including following a change in control of the Company, as described in “Potential Payments upon Termination or Change of Control” below.

(4)
Pursuant to the award agreements, these RSUs will vest on March 25, 2028, subject to the grantee’s continued service through the vesting date, but may vest pro rata upon the NEO’s earlier death, disability, retirement or termination without cause, including following a change in control of the Company, as described in “Potential Payments upon Termination or Change of Control” below.

(5)
Pursuant to the Special Equity Award agreement, the performance measure for these PSUs was achieving specified adjusted EBITDA objectives during fiscal 2026, subject to an additional one-year vesting period and continued employment through the vesting date of March 27, 2027. Shares underlying the Special Equity Award PSUs may vest earlier upon termination without cause, including following a change in control of the Company, as described in “Potential Payments upon Termination or Change of Control” below.

(6)
Pursuant to the Special Equity Award agreement, 4,167 shares vested on March 28, 2026 and 8,333 shares will vest on March 27, 2027, subject to the terms of the award and continued employment through the applicable vesting date. Shares underlying the Special Equity Award RSUs may vest earlier upon termination without cause, including following a change in control of the Company, as described in “Potential Payments upon Termination or Change of Control” below.

(7)	Pursuant to the award agreement, these Retention RSUs will vest on January 6, 2028, subject to the terms of the award and continued employment through the vesting date.

Outstanding Equity Awards at Fiscal Year End
The following table shows information about the number of unexercised stock options and the number and value of unvested restricted stock unit awards held by our NEOs at March 28, 2026.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Lee D. Rudow	10,000	—	63.17	5/25/2027
					3,925(2)	279,931
					14,782(3)	1,054,252
					8,333(4)	594,310
							3,784(5)	269,875
							3,925(6)	279,931
							14,782(7)	1,054,252
							12,500(8)	891,500
Thomas L. Barbato	6,000	—	90.92	1/03/2027
	5,000	—	63.17	5/25/2027
					1,919(2)	136,863
					2,691(3)	191,922
					19,772(9)	1,410,139
							1,186(5)	84,586
							1,918(6)	136,792
							2,690(7)	191,922
Theresa A. Conroy	2,000	—	63.17	5/25/2027
					783(2)	55,844
					1,098(3)	78,309
					10,380(9)	740,302
							524(5)	37,372
							782(6)	55,772
							1,098(7)	78,309
Michael J. Haddad					730(2)	52,064
					1,017(3)	72,532
					5,190(9)	370,151
							730(6)	52,064
							1,016(7)	72,532
Michael W. West					916(2)	65,329
					2,000(10)	142,640
					1,285(3)	91,718
					12,028(9)	857,837
							725(5)	51,707
							916(6)	65,329
							1,285(7)	91,718

(1)	Calculated using the closing price of a share of our common stock on March 27, 2026 (the last trading day of fiscal 2026) of $71.32.
(2)
These RSUs, which convert into common stock on a one-for-one basis, will vest on March 27, 2027, subject to the grantee’s continued service through each vesting date except as otherwise provided in the applicable award agreement.

(3)
These RSUs, which convert into common stock on a one-for-one basis, will vest on March 25, 2028, subject to the grantee’s continued service through each vesting date except as otherwise provided in the applicable award agreement.

(4)
These RSUs, which convert into common stock on a one-for-one basis, will vest on March 27, 2027, subject to the grantee’s continued service through the vesting date except as otherwise provided in the Special Equity Award agreement.

(5)
These PSUs vested after three years subject to the grantee’s continued service through the vesting date and our achieving specific cumulative Adjusted EBITDA objectives over the three-year period ended March 28, 2026.

(6)
These PSUs will vest after three years subject to the grantee’s continued service through each vesting date except as otherwise provided in the applicable award agreement and our achieving specific cumulative Adjusted EBITDA objectives over the three-year period ending on March 27, 2027.

(7)
These PSUs will vest after three years subject to the grantee’s continued service through each vesting date except as otherwise provided in the applicable award agreement and our achieving specific cumulative Adjusted EBITDA objectives over the three-year period ending on March 25, 2028.

(8)
These PSUs will vest based on our achieving specified adjusted EBITDA objectives during fiscal 2026, subject to an additional one-year vesting period and the grantee’s continued employment through the vesting date of March 27, 2027 except as otherwise provided in the Special Equity Award agreement.

(9)
These Retention RSUs, which convert into common stock on a one-for-one basis, will vest on January 6, 2028, subject to the grantee’s continued service through the vesting date except as otherwise provided in the applicable award agreement.

(10)
These RSUs, which convert into common stock on a one-for-one basis, will vest on April 11, 2027, subject to the grantee’s continued service through each vesting date except as otherwise provided in the applicable award agreement.

Stock Vested in Fiscal 2026
The following table shows information regarding all stock awards held by our NEOs that vested during fiscal 2026. Our NEOs did not have any outstanding stock options that vested during fiscal 2026.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Lee D. Rudow	12,952	933,337
Thomas L. Barbato	3,686	267,686
Theresa A. Conroy	2,024	147,232
Michael J. Haddad	—	—
Michael W. West	1,725	124,947

(1)
The value realized on vesting is equal to the number of shares vested multiplied by the closing price of a share of our common stock on the vesting date (or if such date falls on a weekend or public holiday, the closing price of a share of our common stock on the date immediately prior to the vesting date on which our shares traded).

Potential Payments upon Termination or Change-in-Control
Change-in-Control Severance Agreement. We are party to a change-in-control severance agreement with each of Messrs. Rudow, Barbato and West and Ms. Conroy. This agreement requires a “double trigger” in order to trigger payments to the executive. For more information, see “Agreements with Executives – Change-in-Control Severance Agreement.”
Incentive Plans. For awards granted under our 2021 Stock Incentive Plan, upon a change in control of our company, as defined in the plan, each of our NEOs would be entitled to equivalent replacement or substituted awards for each outstanding award at the time of the change in control. If these awards are not granted, our NEOs would be entitled to immediate vesting of all unvested stock options, stock appreciation rights, and restricted stock awards (with PSUs valued pro-rata assuming target performance). Additionally, if any NEO without a Change-in-Control Severance Agreement is terminated without cause or resigns for good reason within two years immediately following a change in control, the NEO would be entitled to immediate vesting of all awards, with all options and stock appreciation rights remaining exercisable for the shorter of 90 days following such termination or until the expiration of the award pursuant to its stated terms, unless otherwise provided for in the applicable award agreement.
Post-Retirement Health Benefit Plan. Also, as described above under “Post-Retirement Health Benefit Plan,” upon retirement at age 55 or older after five or more years of continuous service Messrs. Rudow and West are eligible to participate in the post-retirement health benefit plan for officers. No other NEOs are eligible to participate in the plan.

Potential Payments Upon Separation
The following table estimates the amount of compensation payable to our NEOs upon separation of employment from the Company for the reasons specified. The calculations assume that the separation was effective as of March 28, 2026, using the closing price of our common stock as of March 27, 2026 (the last trading day of fiscal 2026) of $71.32.

	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination for Cause	Death or Disability	Retirement	Termination without Cause	Termination in Connection with Change in Control
Lee D. Rudow
Severance Payments(2)		$—	$—	$—	$1,500,000	$1,482,000
Annual Performance-Based Cash Incentive Award(3)		494,115	494,115	494,115	494,115	494,115
Option Awards(4)		81,500	81,500	81,500	81,500	81,500
PSUs(5)		—	181,132	181,132	1,817,586	2,225,683
RSUs(6)		—	553,388	553,388	937,230	1,928,493
Other Benefits (7)		—	—	198,000	—	40,000
Total	$5,862,200	$575,615	$1,310,135	$1,508,135	$4,830,431	$6,251,791
Thomas L. Barbato
Severance Payments (2)		$—	$—	$—	$—	$396,240
Annual Performance-Based Cash Incentive Award(3)		132,544	132,544	132,544	132,544	132,544
Option Awards(4)		40,750	40,750	40,750	40,750	40,750
PSUs(5)		—	88,512	—	—	328,643
RSUs(6)		—	1,555,145	—	1,410,139	1,738,924
Other Benefits		—	—	—	—	12,000
Total	$2,235,400	$173,294	$1,816,951	$173,294	$1,583,433	$2,649,101
Theresa A. Conroy
Severance Payments(2)		$—	$—	$—	$—	$155,480
Annual Performance-Based Cash Incentive Award(3)		83,214	83,214	83,214	83,214	83,214
Option Awards(4)		16,300	16,300	16,300	16,300	16,300
PSUs(5)		—	36,088	—	—	134,082
RSUs(6)		—	799,468	—	740,302	874,455
Other Benefits		—	—	—	—	6,000
Total	$1,236,590	$99,514	$935,070	$99,514	$839,816	$1,269,531
Michael J. Haddad
Severance Payments(2)		$—	$—	$—	$—	$—
Annual Performance-Based Cash Incentive Award(3)		83,492	83,492	83,492	83,492	—
Option Awards(4)		—	—	—	—	—
PSUs(5)		—	31,238	—	—	124,525
RSUs(6)		—	422,722	—	370,151	494,747
Other Benefits		—	—	—	—	—
Total	$907,513	$83,492	$537,452	$83,492	$453,643	$619,272
Michael W. West
Severance Payments(2)		$—	$—	$—	$—	$364,000
Annual Performance-Based Cash Incentive Award(3)		97,408	97,408	97,408	97,408	97,408
Option Awards(4)		—	—	—	—	—
PSUs(5)		—	42,272	42,272	—	156,975
RSUs(6)		—	927,064	927,064	857,837	1,157,452
Other Benefits(7)		—	—	198,000	—	12,000
Total	$1,438,546	$97,408	$1,066,744	$1,264,744	$955,245	$1,787,835

(1)
The amounts in this column are the total reported compensation for fiscal 2025 per the Summary Compensation Table presented earlier in this proxy statement. These amounts are provided for comparative purposes only.

(2)	Represent post-employment base salary continuation payments.
(3)	Represents the annual performance-based cash incentive award earned as of the assumed termination date.
(4)	Represents the value of option awards vested as of the assumed termination date.
(5)
Represents the pro-rata value of vested PSUs as of the assumed termination date. For death, disability, or retirement, the value is determined as follows: (i) if the termination date is within the first 15 months of the performance period, shares underlying the PSUs are forfeited; (ii) if the termination date is within months 16 to 27 of the performance period, the pro-rata portion is determined by multiplying the number shares underlying a PSU award by a fraction, the numerator of which is the number of completed months during the vesting period and the denominator of which is 36; and (iii) if the termination date is after 27 months of the performance period, the recipient is eligible to receive the full PSU award.

(6)
For death, disability, or retirement, represents the pro-rata value of vested RSUs as of the assumed termination date calculated by multiplying the number shares underlying an RSU award by a fraction, the numerator of which is the number of completed months during the vesting period and the denominator of which is the number of months from the grant date to the vesting date.

(7)	Represents post-retirement health benefit plan benefits.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this proxy statement. Based on this review and their discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting to be filed with the SEC and also be incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2026.

Compensation Committee:

Craig D. Cairns (Chair)
Dawn G. DePerrior
Oksana S. Dominach
Christopher P. Gillette

CEO PAY RATIO
For fiscal 2026, the annual total compensation of our CEO, as set forth in the Summary Compensation Table, was $5,862,200, and the annual total compensation of our median employee, other than the CEO, was $67,600. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 87 to 1 (the “pay ratio”).
We determined our median employee based on our worldwide employee population and those employees who were employed as of the last day of fiscal 2026. For purposes of identifying our median employee, we used Form W-2 wages (and the equivalent amounts for our non-U.S. employees) as our consistently applied compensation measure. We did not make cost of living adjustments for the compensation of employees based outside of the U.S. We convert the compensation paid to non-U.S. employees in local currency to U.S. dollars using the applicable exchange rate in effect as of the determination date.
Once we identify our median employee, we calculate their compensation under the Summary Compensation Table rules in a manner that is consistent with the calculation of our CEO’s compensation, without any adjustments or estimates. The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

PAY VERSUS PERFORMANCE
The following table sets forth the compensation for our principal executive officer (the “PEO”) and the average compensation for our other NEOs (“non-PEO NEOs”), both as reported in the Summary Compensation Table in this proxy statement and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under the SEC’s pay versus performance disclosure rules, for each of the past five fiscal years. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our financial performance, refer to the Compensation Discussion and Analysis section in this proxy statement.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation “Actually Paid” to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation “Actually Paid” to non- PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income(7)	Company Selected Measure: Adjusted EBITDA(8)
					Company TSR(5)	Peer Group TSR(6)
2026	$5,862,200	$4,736,089	$1,454,512	$1,326,496	$149.65	$85.97	$5,376	$48,739
2025	$1,815,360	$103,862	$668,872	$225,781	$151.69	$87.72	$14,515	$39,733
2024	$2,440,460	$2,206,568	$838,329	$826,706	$227.04	$109.58	$13,647	$38,613
2023	$1,444,134	$1,422,311	$603,803	$600,973	$182.13	$105.15	$10,688	$30,421
2022	$1,353,485	$1,512,100	$597,959	$498,629	$165.32	$117.53	$11,380	$26,307

(1)	Reflects compensation for Lee D. Rudow, our former CEO, for the applicable fiscal year as reported in the Summary Compensation Table for the applicable year.
(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid,” or CAP, to the PEO in the applicable fiscal year, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the PEO during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Summary Compensation Table Total for the PEO pursuant to the SEC’s rules to determine CAP to the PEO:

Fiscal 2026
Summary Compensation Table Total for PEO	$5,862,200
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total for the covered fiscal year	$(4,613,932)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	3,891,504
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	(435,080)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	297,190
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(265,793)
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	—
Add: Change in incremental fair value of awards modified during the covered fiscal year	—
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—
Compensation “Actually Paid” to PEO	$4,736,089

(3)
Reflects the average compensation for the non-PEO NEOs in each applicable fiscal year based on compensation amounts reported in the Summary Compensation Table for the applicable fiscal year. The following table shows the executives who are included as non-PEO NEOs.

Executive	2022	2023	2024	2025	2026
Thomas L. Barbato		X	X	X	X
Theresa A. Conroy		X	X	X	X
Michael J. Haddad				X	X
Michael W. West				X	X
Mark A. Doheny	X	X	X
James M. Jenkins	X	X	X

(4)
The dollar amounts reported in this column represent the average amount of CAP to the non-PEO NEOs in the applicable fiscal year, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Average Summary Compensation Table Total for non-PEO NEOs pursuant to the SEC’s rules to determine Average CAP to non-PEO NEOs:

Fiscal 2026
Summary Compensation Table Total for non-PEO NEOs	$1,454,512
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total for the covered fiscal year	$(998,983)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	1,088,661
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	(166,747)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	—
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(50,947)
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	—
Add: Change in incremental fair value of awards modified during the covered fiscal year	—
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—
Compensation “Actually Paid” to non-PEO NEOs	$1,326,496

(5)
Total Shareholder Return, or TSR, reflects the cumulative return of a $100 investment from the beginning of fiscal 2022 through the end of each of the fiscal years in the table, calculated in accordance with Item 201(e) of Regulation S-K.

(6)	The index used for this purpose is the S&P Composite 1500 Life Sciences Tools & Services Industry Index.
(7)
Reported in thousands. Reflects Net Income as reported in the Company’s Consolidated Statements of Operations and Comprehensive Income included in the Company’s annual report on Form 10-K for the applicable fiscal year.

(8)
Reported in thousands. Adjusted EBITDA is a non-GAAP measure. Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure.

Financial Performance Measures
As discussed in the CD&A, our executive compensation program and compensation decisions reflect the guiding principle of aligning long-term performance with shareholder interests. The metrics used within our incentive plans are selected to support these objectives. The following lists the most important financial performance measures used by the Company during the most recently completed fiscal year. These measures are not listed in order of importance.
•	Adjusted EBITDA
•	Service Segment Gross Profit
Non-Financial Performance Measure
As discussed in the CD&A, the Board’s assessment of corporate performance was also considered in setting pay-for-performance compensation for fiscal 2026.
Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following graphs with respect to the relationships between information presented in the Pay Versus Performance table.

CAP and TSR
As demonstrated by the following table, with the exception of fiscal 2026, the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the PEO) is generally aligned with the Company’s cumulative TSR. In fiscal 2026, the Company entered into the Transition Agreement, which was designed to facilitate a smooth transition of the duties of CEO and President to a successor in advance of Mr. Rudow’s retirement. Of the target fiscal 2026 compensation under the Transition Agreement, approximately 80% is at-risk and performance-based, consistent with the Company’s compensation philosophy of aligning the interests of its officers with those of its shareholders. The table also compares the Company’s cumulative TSR to the TSR of the S&P Composite 1500 Life Sciences Tools & Services Industry Index. The alignment of CAP with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to our NEOs is comprised of equity awards. As described in more detail in the section “Compensation Discussion and Analysis – Elements of Executive Compensation,” the Company’s executive compensation program is primarily performance-based, for both short-term incentives (annual cash bonuses) and long-term incentives (equity awards).

CAP and Net Income
As demonstrated by the following table, the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the PEO) is aligned with the Company’s net income from fiscal 2022 to 2024. During fiscal 2025, while net income increased over fiscal 2024, compensation actually paid decreased primarily due to the significant decrease in the Company’s stock price. In fiscal 2026, net income decreased because of higher relative costs related to acquisitions, the CEO transition, and continued investments in technology, while PEO CAP increased for the reasons described above under CAP and TSR.

CAP and Adjusted EBITDA
As demonstrated by the following table, the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the PEO) is aligned with the Company’s Adjusted EBITDA. As described in more detail in the section “Compensation Discussion and Analysis – Elements of Executive Compensation,” the Company uses Adjusted EBITDA as one of the base corporate objectives to determine performance-based cash incentive compensation and equity award vesting. Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure. However, in fiscal 2025, although Adjusted EBITDA increased over prior years, compensation actually paid to the PEO and NEOs decreased primarily due to the significant decrease in the Company’s stock price.

DIRECTOR COMPENSATION
Annual Retainers
We do not pay any director who is also an employee of Transcat or its subsidiaries for their service as director. During fiscal 2026, we paid retainers for service as directors, Board Chairman, the chair of a standing committee, and for serving on our executive committee, as shown in the table below:

Service	Annual Retainer ($)
Director	55,000
Board Chairman	60,000
Audit Committee Chair	20,000
Other Standing Committee Chair	15,000
Executive Committee Member	10,000

We pay these retainers quarterly based on service in the prior quarter. In addition, during fiscal 2026 we formed two temporary committees. Members of the special committee, which was formed to evaluate potential opportunities for value creation and consisted solely of non-employee directors, were paid a retainer of $20,000 per year. Members of the search committee, which was formed to conduct a search of internal and external candidates for the CEO position and to assist the Board in fulfilling its duty to facilitate a smooth leadership transition, were paid a quarterly retainer of $7,500 per year and its chair was paid a retainer of $15,000 per year. For these temporary committees, the retainer fees were prorated for the period the committee was active. Our non-employee directors are also reimbursed for travel and other related expenses incurred in the performance of their duties.
Equity Compensation
Each of our non-employee directors was entitled to an annual grant of time-vesting restricted stock units (“RSUs”) valued at $120,000 that vest after one year. On September 10, 2025, the date of our 2025 annual meeting of shareholders, directors received RSUs for 1,587 shares of our common stock with a one-year vesting term subject to continued services as a director. The next RSU grant is expected to be made to directors on September 9, 2026, the date of the Annual Meeting.
Equity Compensation for Newly-Elected Non-Employee Directors
Newly-elected non-employee directors are eligible to receive a stock option grant of 10,000 shares of common stock pursuant to our 2021 Stock Incentive Plan that vests ratably over five years subject to continued service as a director and has a ten-year term.
Stock Ownership Objective
In order to more closely align the interests of our non-employee directors with the interests of our shareholders, our Corporate Governance Guidelines include a minimum stock ownership objective that requires our directors to work towards acquiring and maintaining a specific level of equity ownership interest in our common stock within a specified time frame. During fiscal 2026, the stock ownership objective for non-employee directors was common stock valued at 3.0 times their annual cash retainer.
We expect new non-employee directors to achieve this stock ownership requirement within five years from the date of their election to the Board. The Compensation Committee monitors the progress made by new non-employee directors in achieving their stock ownership objective. As of the end of fiscal 2026, each of our non-employee directors was in compliance with our stock ownership objective.

Fiscal 2026 Director Compensation Table
The table below shows information about the compensation of our non-employee directors for their service during fiscal 2026.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Craig D. Cairns	70,000	120,009	190,009
Dawn G. DePerrior	60,625	120,009	180,634
Oksana S. Dominach	95,000	120,009	215,009
Christopher P. Gillette	60,625	120,009	180,634
Charles P. Hadeed(3)	24,375	—	24,375
Gary J. Haseley	135,000	120,009	255,009
Mbago M. Kaniki	105,000	120,009	225,009
Cynthia M. Langston	70,000	120,009	190,009
Robert L. Mecca	55,000	120,009	175,009

(1)	The amounts shown include the cash retainers earned by the directors during fiscal 2026.
(2)
Includes the aggregate grant date fair value of the RSUs granted during fiscal 2026 as computed in accordance with ASC 718. For each director, the number of RSUs granted was determined by dividing $120,000, the grant date value of the award, by $75.62, the closing price of our common stock on the date of grant. The table below presents the aggregate number of outstanding stock options for each of our non-employee directors as of March 28, 2026:

Name	Number of Shares Underlying Unexercised Options
Craig D. Cairns	10,000
Dawn G. DePerrior	10,000
Oksana S. Dominach	10,000
Christopher P. Gillette	10,000
Gary J. Haseley	—
Mbago M. Kaniki	10,000
Cynthia M. Langston	10,000
Robert L. Mecca	10,000

(3)	Mr. Hadeed retired from the Board effective August 1, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below presents certain information as of July 13, 2026, about the persons known by us to be the record or beneficial owner of more than 5% of our common stock. Percentages are based on 9,359,810 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	598,357(1)	6.4%
Conestoga Capital Advisors and Conestoga Funds 550 E. Swedesford Rd., Suite 120 Wayne, PA 19087	1,013,365(2)	10.8%
Hood River Capital Management LLC 2373 PGA Blvd., Suite 200 Palm Beach Gardens, FL 33410	545,816(3)	5.8%
Neuberger Berman Group LLC, et al. 1290 Avenue of the Americas New York, NY 10104	932,152(4)	10.0%
Ophir Asset Management Pty Ltd Level 27, Governor Philip Tower One Farrer Place, Sydney NSW 2000 Australia	482,038(5)	5.2%
Royce & Associates, LP One Madison Avenue New York, NY 10010	614,253(6)	6.6%
Vanguard Capital Management 100 Vanguard Blvd. Malvern, PA 19355	475,732(7)	5.1%

(1)
This information is based on an amendment to Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. (“BlackRock”) with respect to shares beneficially owned by it and certain of its subsidiaries. BlackRock reports sole voting power with respect to 587,756 shares and sole dispositive power with respect to 598,357 shares.

(2)
This information is based on an amendment to Schedule 13G filed with the SEC on January 9, 2026 by Conestoga Capital Advisors, an investment company, and Conestoga Funds. Conestoga Capital Advisors reports sole voting power with respect to 943,437 shares and sole dispositive power with respect to 1,013,365 shares and Conestoga Funds reports sole voting and dispositive power with respect to 626,699 shares.

(3)	This information is based on an amendment to Schedule 13G filed with the SEC on February 17, 2026 by Hood River Capital Management LLC which reports sole dispositive power over 545,816 shares.
(4)
This information is based on an amendment to Schedule 13G filed with the SEC on February 4, 2025 by Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund. Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC report shared voting power with respect to 912,931 shares and shared dispositive power with respect to 932,152 shares. Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund report shared voting and shared dispositive power with respect to 548,206 shares.

(5)	This information is based on a Schedule 13G filed with the SEC on April 2, 2026 by Ophir Asset Management Pty Ltd which reports sole voting and dispositive power over 482,038 shares.
(6)	This information is based on a Schedule 13G filed with the SEC on April 22, 2026 by Royce & Associates LP which reports sole voting and dispositive power over 614,253 shares.
(7)
This information is based on a Schedule 13G filed with the SEC on April 30, 2026 by Vanguard Capital Management which reports sole voting power over 68,571 shares and sole dispositive power over 475,732 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The table below presents certain information as of July 13, 2026 about shares of our common stock held by (i) each of our directors and director nominees; (ii) each of our named executive officers and (iii) all of our directors, director nominees and executive officers as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(1)
Directors and Director Nominees
Craig D. Cairns	18,930(2)	*
Dawn G. DePerrior	6,291(3)	*
Oksana S. Dominach	15,933(4)	*
Christopher P. Gillette	8,291(5)	*
Gary J. Haseley	41,889(6)	*
Jaime A. Irick(7)	—	—
Mbago M. Kaniki	14,180(8)	*
Cynthia M. Langston	11,424(9)	*
Robert L. Mecca	6,291(10)	*
Named Executive Officers
Lee D. Rudow(11)	111,881(12)	1.2%
Thomas L. Barbato	15,656(13)	*
Theresa A. Conroy	4,372(14)	*
Michael J. Haddad	—	—
Michael W. West	27,108	*
All directors, director nominees and executive officers as a group (14 persons)	170,365(15)	1.8%

*	Indicates less than 1%.
(1)
The amounts reported by such persons are as of July 13, 2026, with percentages based on 9,359,810 shares issued and outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or the vesting of restricted stock units. Shares that may be acquired within 60 days by the exercise of options are referred to in the footnotes to this table as “presently exercisable options” or restricted stock units. Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and sole investment power with respect to all of the shares shown as owned by the shareholder.

(2)
Includes 430 shares held by the Howe & Rusling 401(k) Plan FBO Mr. Cairns, 1,910 shares held by Howe & Rusling Roth 401(k) Plan FBO Mr. Cairns, presently exercisable options to purchase 10,000 shares, and 1,587 restricted stock units.

(3)	Includes presently exercisable options to purchase 4,000 shares and 1,587 restricted stock units.
(4)	Includes presently exercisable options to purchase 10,000 shares and 1,587 restricted stock units.
(5)	Includes presently exercisable options to purchase 6,000 shares and 1,587 restricted stock units.
(6)	Includes 1,200 shares held by Haseley family trusts and 1,587 restricted stock units.
(7)	Mr. Irick is also our President and CEO.
(8)	Includes presently exercisable options to purchase 10,000 shares and 1,587 restricted stock units.
(9)	Includes presently exercisable options to purchase 8,000 shares and 1,587 restricted stock units.
(10)	Includes presently exercisable options to purchase 4,000 shares and 1,587 restricted stock units.
(11)	Mr. Rudow is our former President and CEO.
(12)	Includes presently exercisable options to purchase 10,000 shares.
(13)	Includes presently exercisable options to purchase 11,000 shares.
(14)	Includes presently exercisable options to purchase 2,000 shares.
(15)	Includes presently exercisable option to purchase 65,000 shares and 12,696 restricted stock units.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires directors, officers and greater than 10% shareholders to file with the SEC reports of ownership and changes in ownership regarding their holdings in company securities. During fiscal 2025, all of our directors and officers timely complied with the filing requirements of Section 16(a) of the Exchange Act, except that Mr. Barbato, Ms. Conroy and Mr. West, our Chief Financial Officer, Chief Human Resources Officer and Chief Operating Officer, respectively, each filed one late report disclosing four transactions, and Mr. Rudow, our former President and CEO, filed one late report disclosing five transactions. In making this statement, we have relied upon the written representations of our directors and officers, and copies of the reports that they have filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related Person Transactions
Our Board has adopted a written policy for transactions with related persons. Pursuant to the policy, the Audit Committee reviews and, when appropriate, approves any relationships or transactions in which our company and our directors and executive officers or their immediate family members are participants. Existing related person transactions, if any, are reviewed at least annually by the Audit Committee. Any director with an interest in a related person transaction is expected to recuse him or herself from any consideration of the matter.
During its review of such relationships and transactions, the Audit Committee considers (i) the nature of the related person’s interest in the transaction; (ii) the material terms of the transaction, including the amount and type of transaction; (iii) the importance of the transaction to the related person and to our company; (iv) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company; and (v) any other matters the committee deems appropriate.
In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the Nasdaq Stock Market and other relevant rules related to independence.
There were no reportable related person transactions during fiscal 2026.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE 2027 ANNUAL MEETING
Proposals Submitted for Inclusion in our Proxy Materials
We will include shareholder proposals that comply with Rule 14a-8 under the Exchange Act in our proxy materials for the 2027 annual meeting of shareholders. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2027 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than March 25, 2027. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.
Proposals Not Submitted for Inclusion in our Proxy Materials
Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, as described above, may be brought before the 2027 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Exchange Act. Pursuant to Rule 14a-4(c), we must receive these proposals no later than 45 days prior to the one-year anniversary of this proxy statement. Thus, for the 2027 annual meeting of shareholders, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials no later than June 8, 2027. In accordance with Rules 14a-4(c) and 14a-8, we will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2027 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.
In addition to satisfying the advance notice requirements in order to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 12, 2027. Notice should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

OTHER MATTERS
As of the date of this proxy statement, the Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to the matter in accordance with their judgment.

By Order of the Board of Directors

Thomas L. Barbato
Senior Vice President of Finance, Chief Financial Officer, Treasurer, and Secretary

Rochester, New York
July 23, 2026
We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the fiscal year ended March 28, 2026 (without exhibits) as filed with the SEC. Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any. Written requests should be made to: Corporate Secretary, Transcat, Inc.,
35 Vantage Point Drive, Rochester, New York 14624.

APPENDIX A

Adjusted EBITDA Reconciliation
In addition to reporting net income, a U.S. generally accepted accounting (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation expense, acquisition related transaction expenses, executive transition costs, and certain other expenses), which is a non-GAAP measure. Our management believes Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and others to evaluate and compare the performance of our core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, stock-based compensation expense and other items, which is not always commensurate with the reporting period in which it is included. As such, our management uses Adjusted EBITDA as a measure of performance when evaluating our business segments and as a basis for planning and forecasting. Adjusted EBITDA is also commonly used by rating agencies, lenders and other parties to evaluate our credit worthiness.
Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute or alternative for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

	Fiscal Year Ended
	March 28, 2026	March 29, 2025	March 30, 2024
Net Income	$5,376	$14,515	$13,647
+ Interest Expense (Income), net	4,579	(27)	1,027
+ Tax Provision	2,613	3,811	4,792
+ Executive Transition Costs	1,706	—	—
+ Depreciation & Amortization	26,172	18,567	13,477
+ Transaction Expense	744	1,278	1,158
+ Gain on Acquisition/Divestiture-related items	—	(1,660)	—
+ Noncash Stock Compensation	7,549	3,248	4,512
Adjusted EBITDA	$48,739	$39,732	$38,613

A-1

TRANSCAT, INC.
35 VANTAGE POINT DRIVE
ROCHESTER, NY 14624

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on Tuesday, September 8, 2026 (the day before the meeting). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRNS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on Tuesday, September 8, 2026 (the day before the meeting). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T01724-P55050

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSCAT, INC.

The Board of Directors recommends you vote FOR the six nominees listed.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Dawn G. DePerrior
02) Christopher P. Gillette
03) Gary J. Haseley
04) Mbago M. Kaniki
05) Cynthia M. Langston
06) Robert L. Mecca

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: In their discretion, and in accordance with applicable law, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

T01725-P55050

TRANSCAT, INC.
Annual Meeting of Shareholders
September 9, 2026 12:00 PM (Eastern Time)
This proxy is solicited on behalf of our Board of Directors and each matter to be voted on at the Annual Meeting has been proposed by our Board of Directors.

The undersigned appoints Gary J. Haseley and Craig D. Cairns, and each of them, as proxies for the undersigned, with full power of substitution, to vote all shares of common stock of TRANSCAT, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/TRNS2026 at 12:00 PM (Eastern Time) on Wednesday, September 9, 2026, and at any adjournment of the meeting.

- This proxy will be voted as specified by you and it revokes any prior proxy given by you.
- **Unless you withhold authority to vote for one or more of the nominees according to the instructions on the reverse side of this proxy, your signed proxy will be voted FOR the election of the six director nominees listed on the reverse side of this proxy and described in the accompanying Proxy Statement.**
- **Unless you specify otherwise, your signed proxy will be voted FOR Proposals 2 and 3 listed on the reverse side of this proxy and described in the accompanying Proxy Statement.**
- You acknowledge receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated July 23, 2026, describing more fully the proposals listed in this proxy.

Continued and to be signed on reverse side